UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MSCI Inc.

(Name of Registrant as Specified In Its Charter)

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MSCI Inc.

Notice of 2010 Annual Meeting of Shareholders

will be held at the offices of

Davis Polk & Wardwell LLP

450 Lexington Avenue, 8th Floor

New York, New York 10017

April 8, 2010, 2:30 PM, local time

February 23, 2010

Fellow shareholder:

I cordially invite you to attend MSCI Inc.’s 2010 annual meeting of shareholders to:

•	elect members of the Board of Directors;

•	ratify the appointment of Deloitte & Touche LLP as independent auditor; and

•	transact such other business as may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of directors and the ratification of the appointment of the auditor.

We enclose our Proxy Statement, our Annual Report and a proxy card. Please submit your proxy.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders via the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials and lowers the costs of our annual meeting of shareholders. Accordingly, we have mailed to our shareholders of record and beneficial owners the Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the attached Proxy Statement also contain instructions on how you can receive a paper copy of the proxy materials.

The Notice of Internet Availability of Proxy Materials was mailed to our shareholders beginning on or about February 23, 2010. The attached Proxy Statement is being made available to our shareholders beginning on or about February 23, 2010.

Thank you for your support of MSCI Inc.

Very truly yours,

Henry A. Fernandez
Chairman, Chief Executive Officer and President

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*****

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 8, 2010. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended November 30, 2009 are available at www.proxyvote.com.

ii

MSCI Inc.

Wall Street Plaza

88 Pine Street

New York, New York 10005

February 23, 2010

Proxy Statement

We are sending you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors for the 2010 annual meeting of shareholders. We are mailing the Notice of Internet Availability of Proxy Materials on or about February 23, 2010. This Proxy Statement is being made available to our shareholders on or about February 23, 2010. In this Proxy Statement, we refer to MSCI Inc. as the “Company,” “MSCI,” “we,” “our” or “us” and the Board of Directors as the “Board.” When we refer to MSCI’s fiscal year, we mean the twelve-month period ending November 30 of the stated year (for example, fiscal 2009 is December 1, 2008 through November 30, 2009). In this Proxy Statement, “Morgan Stanley” or “MS” is intended to refer to Morgan Stanley, its affiliates and subsidiaries.

Annual Meeting Information

Date and Location. We will hold the annual meeting on April 8, 2010 at 2:30 PM, local time, at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, 8th Floor, New York, New York 10017.

Admission. Only record or beneficial owners of MSCI’s common stock as of the Record Date, as defined below, or their proxies may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Electronic Access. You may listen to the meeting under the “Investor Relations” link at www.mscibarra.com. Please go to our website prior to the annual meeting to register. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the Securities and Exchange Commission (SEC).

Notice of Electronic Availability of Proxy Materials. Pursuant to the rules adopted by the SEC, we are making this Proxy Statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. Accordingly, in compliance with this e-proxy process, on or about February 23, 2010, we mailed to our shareholders of record and beneficial owners the Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. As a result, unless otherwise required, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. The Notice is not a proxy card and cannot be used to vote your shares. All shareholders will be able to access the proxy materials on a web site referred to in the Notice and this Proxy Statement and to request to receive a printed set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. See “Consent to Electronic Delivery of Annual Meeting Materials” on page 42 for further information on electing to receive proxy materials electronically. Your participation in the e-proxy process enables us to save money on the cost of printing and mailing the documents to you.

Voting Information

Record Date. The Record Date for the annual meeting is February 11, 2010. You may vote all shares of MSCI’s common stock that you owned as of the close of business on that date. Each share of class A common stock entitles you to one vote on each matter voted on at the annual meeting. On the Record Date, 104,989,089 shares of class A common stock were outstanding. We need a majority of the shares of common stock outstanding on the Record Date present, in person or by proxy, to hold the annual meeting.

Confidential Voting. Our Amended and Restated Bylaws (Bylaws) provide that your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances such as when you request or consent to disclosure.

Submitting Voting Instructions for Shares Held Through a Broker. If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (NYSE) member brokers may vote your shares as described below:

•

Discretionary Items. The ratification of the appointment of MSCI’s independent auditor is a “discretionary” item. NYSE member brokers that do not receive instructions from beneficial owners may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

•

Non-discretionary Items. Due to recent rule changes, the election of directors is now considered a “non-discretionary” item. NYSE members that do not receive instructions from beneficial owners may not vote on this proposal on their behalf.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your broker will return the proxy card without voting on that matter (referred to as broker non-votes). Your shares will not be counted in determining the outcome of the vote on that matter. Therefore, if you hold your shares through a broker, it is critically important that you submit your voting instructions if you want your shares to count in the election of directors.

Submitting Voting Instructions for Shares Held in Your Name. If you hold shares as a record holder, you may vote by submitting a proxy for your shares by mail, telephone or internet as described on the proxy card. If you submit your proxy via the internet, you may incur costs such as cable, telephone and internet access charges. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations.

Revoking Your Proxy. You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to the Corporate Secretary, Gary Retelny, MSCI Inc., Wall Street Plaza, 88 Pine Street, 2nd Floor, New York, New York 10005; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

Votes Required to Elect Directors. Each director will be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast as “against” with respect to that director. In the event that the number of nominees exceeds the number of directors to be elected, each director will be elected by a plurality of the votes cast in such a contested election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Bylaws, each director, prior to the annual meeting, will submit an irrevocable letter of resignation as director that becomes effective if (i) he or she is not elected by shareholders in an uncontested election and (ii) the Board accepts the resignation. If a director is not elected in an uncontested election, the Nominating and Corporate Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.

Votes Required to Adopt Other Proposals. The ratification of Deloitte & Touche LLP’s appointment requires the affirmative vote of a majority of the voting power of the shares of common stock represented at the annual meeting and entitled to vote thereon.

“Abstaining” and “Broker Non-Votes.” You may vote “abstain” for any nominee in the election of directors and on the other proposals. Shares voting “abstain” on and broker non-votes with respect to any nominee for director will be excluded entirely from the vote and will have no effect on the election of directors. Shares voting “abstain” on the other proposals will be counted as present at the annual meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

 Item 1—Election of Directors

Our Board has eight (8) directors as of February 23, 2010. The entire Board stands for election at each annual meeting of shareholders. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. All of the nominees are directors of MSCI as of February 23, 2010, and each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

Benjamin F. duPont (46). Mr. duPont is the President of yet2.com, a firm he founded in 1999. Prior to that, Mr. duPont worked for the DuPont Corporation from 1986 to 1999, most recently in the Specialty Chemicals, Fibers and Automotive division. Mr. duPont holds a Bachelor of Science in Mechanical Engineering from Tufts University.

Director since: 2008

Henry A. Fernandez (51). Mr. Fernandez has served as our Chairman since October 2007 and has served as our Chief Executive Officer, President and a Director since 1998. Prior to joining us, Mr. Fernandez worked for Morgan Stanley from 1983 to 1991 and since 1994, most recently as a Managing Director in the Institutional Equity Division. Mr. Fernandez holds a Bachelor of Arts in Economics from Georgetown University and an M.B.A. from the Stanford University Graduate School of Business.

Director since: 1998

Alice W. Handy (61). Ms. Handy is the founder and Chief Executive Officer of Investure, an outsourced investment office for a small group of colleges and foundations. Prior to forming Investure, Ms. Handy was the President of the University of Virginia Investment Management Company. Beginning in 1974 and except for the period from 1988 to 1990, during which time Ms. Handy served as the State Treasurer of Virginia, she has been actively involved in the investment of the endowment and operating funds of the University of Virginia and served over the years as Investment Officer, Assistant Vice President and Treasurer. Ms. Handy is currently the chair of the board of the Thomas Jefferson Foundation (Monticello) and serves on the board of the Bessemer Securities Corporation. Ms. Handy holds a Bachelor of Arts in Economics from Connecticut College and completed graduate work in Economics at the University of Virginia.

Director since: 2009

Catherine R. Kinney (57). Ms. Kinney retired from NYSE Euronext on March 26, 2009. She had served in Paris, France from 2007 until 2009, responsible for overseeing the company’s global listing program, marketing and branding. From 2002 to 2008, Ms. Kinney was the President and Co-Chief Operating Officer of the New York Stock Exchange Inc. and, following the Archipelago Exchange merger in 2006 and Euronext merger in 2007, the NYSE Group Inc. and NYSE Euronext, respectively. Ms. Kinney held a variety of management positions at NYSE Euronext and its predecessor entities since joining the company in 1974. Ms. Kinney holds a Bachelor of Arts in French from Iona College and has completed the Advanced Management Program at Harvard Graduate School of Business. She has received honorary degrees from Georgetown University, Fordham University and Rosemont College.

Director since: 2009

Other directorships: MetLife, Inc. and NetSuite

Linda H. Riefler (49). Ms. Riefler has been the Global Head of Research of Morgan Stanley since 2008 and is a member of Morgan Stanley’s Management Committee. She was the Chief Talent Officer of Morgan Stanley from 2006 to 2008. Ms. Riefler joined Morgan Stanley in 1987 and was elected a Managing Director in 1998. Ms. Riefler holds a Bachelor of Arts in Economics from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

Director since: 2005

George W. Siguler (62). Mr. Siguler is a co-founder of Siguler Guff & Company (Siguler Guff), a private equity investment organization headquartered in New York with over $8 billion of assets under management. Prior to forming Siguler Guff, Mr. Siguler was a Managing Director of Mitchell Hutchins Asset Management, the investment arm of Paine Webber. From 1983 to 1984, Mr. Siguler served as the Chief of Staff of the U.S. Department of Health and Human Services for President Reagan. Mr. Siguler was also a founder of the Harvard Management Company, the investment subsidiary of Harvard University, and served as the Associate Treasurer of the university. Mr. Siguler holds a Bachelor of Arts from Amherst College and an M.B.A. from Harvard Business School.

Director since: 2009

Scott M. Sipprelle (47). Mr. Sipprelle is currently the President of Westland Ventures, LLC, a private investment company. Previously, Mr. Sipprelle served as General Partner and Chief Investment Officer of two different investment firms, Copper Arch Capital from 2002 to 2007 and Midtown Research Group from 1998 to 2002. Mr. Sipprelle holds a Bachelor of Arts in Economics from Hamilton College.

Director since: 2008

Rodolphe M. Vallee (49). Mr. Vallee is currently the Chairman and Chief Executive Officer and owner of R. L. Vallee, Inc., an energy distribution company. Mr. Vallee has held this position from 2007 to present and from 1992 to 2005. Mr. Vallee served as the United States Ambassador to the Slovak Republic from 2005 to 2007. Mr. Vallee holds a Bachelor of Arts in Biology from Williams College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Director since: 2008

Our Board unanimously recommends a vote “FOR” the election of all eight (8) nominees. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

Corporate Governance

Corporate Governance Documents. MSCI has a corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.mscibarra.com.

Our Corporate Governance Policies (including our Director Independence Standards), Code of Ethics and Business Conduct and Board Committee charters are available at our corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.mscibarra.com and are available to any shareholder who requests them by writing to MSCI Inc., Wall Street Plaza, 88 Pine Street, 2nd Floor, New York, New York 10005, Attention: Corporate Secretary, Gary Retelny.

Our Code of Ethics and Business Conduct applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics and Business Conduct for our chief executive officer (CEO), chief financial officer (CFO), principal accounting officer or controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on our website under the “Investor Relations” link at www.mscibarra.com.

Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Lead Director. Rodolphe M. Vallee is currently the Lead Director. The Lead Director’s duties and authority, set forth in our Corporate Governance Policies, include presiding at all meetings of the Board at which the Chairman is not present, and calling and leading independent director and non-employee director sessions. In addition, the Lead Director has the authority to advise the Chairman of the Board’s informational needs and meeting agendas, and to be available, if requested by major shareholders, for consultation and direct communication.

Director Independence. Until May 22, 2010, the date that is one year after Morgan Stanley ceased to beneficially own shares representing more than 50% of the combined voting power of all classes of our voting stock, we may avail ourselves of the “controlled company” exception under NYSE rules, which eliminates the requirements that a company has a majority of independent directors on its board of directors and that its compensation and nominating and corporate governance committees be composed entirely of independent directors. We are currently in compliance with the independence requirements of the NYSE.

Our Board has determined that each of Messrs. duPont, Siguler, Sipprelle and Vallee and Mmes. Handy and Kinney is independent under our Corporate Governance Policies, which follow the NYSE rules and established guidelines. Therefore, six (6) of eight (8) of our current directors are independent. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfy the standards of independence of the NYSE and the SEC applicable to members of such committees. In addition, our Board has determined that Mr. Sipprelle is an “audit committee financial expert” within the meaning of the SEC rules.

Ms. Riefler was determined not to be independent for NYSE purposes because she was and continues to be an employee of Morgan Stanley, our former controlling shareholder. Mr. Fernandez was determined not to be independent because he is our CEO.

Board Meetings and Committees. Our Board met 13 times during fiscal 2009 and took action by unanimous written consent on three (3) occasions. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. The Board’s separately designated standing committees are set forth below.

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2009 Meetings
Audit(1)	Scott M. Sipprelle (Chair), Benjamin F. duPont, Rodolphe M. Vallee

•   Oversees the integrity of our Company’s consolidated financial statements, system of internal controls, risk management and compliance with certain legal and regulatory requirements.

•   Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and pre-approves audit and permitted non-audit services.

•   Oversees the qualifications, independence and performance of the independent auditor and performance of our Company’s internal auditor.

•   Meets to review and discuss with management and the independent auditor, the annual audited consolidated financial statements and quarterly financial statements, as applicable, including reviewing MSCI’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of MSCI’s Form 10-K or Form 10-Q, as applicable.

•   Prepares the Audit Committee report that SEC rules require to be included in the proxy statement.

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Compensation(2)	Rodolphe M. Vallee (Chair), Benjamin F. duPont, Catherine R. Kinney

•   Reviews the Company’s compensation strategy and reviews and approves the Company’s compensation and benefits policies generally.

•   Reviews for approval the compensation of our CEO and each of the Company’s executive officers, including base salary and annual cash and equity incentive compensation.

•   Identifies corporate goals and objectives and evaluates each executive officer’s performance in light of such goals and objectives.

•   Recommends director compensation and benefits.

•   Oversees plans for management development and succession.

•   Administers our equity-based compensation plans.

•   Reviews and discusses the Compensation Discussion and Analysis with management and recommends to the Board its inclusion in the proxy statement.

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Committee	Current Members	Primary Responsibilities	Number of Fiscal 2009 Meetings
Nominating and Corporate Governance(3)	Catherine R. Kinney (Chair), Alice W. Handy, George W. Siguler, Rodolphe M. Vallee	• Identifies and recommends candidates for election to the Board. • Recommends directors for appointment to Board Committees. • At least annually, leads the Board in a self-evaluation to determine whether it and its committees are functioning effectively. • Makes recommendations to the Board as to determinations of director independence. • Reviews, develops and recommends to the Board our corporate governance policies and oversees compliance therewith.	1

(1)

The Audit Committee is established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended (Exchange Act). Mr. Sipprelle was appointed Chair of the Audit Committee on January 8, 2009.

(2)

Mr. Vallee joined the Compensation Committee on January 27, 2009 and was appointed Chair of the Compensation Committee on January 26, 2010. Mr. Fernandez resigned from the Compensation Committee on April 24, 2009. Mr. Kenneth M. deRegt resigned from the Board and Compensation Committee on May 22, 2009. Mr. duPont joined the Compensation Committee on May 17, 2009. Ms. Reifler resigned from the Compensation Committee on January 26, 2010 and Ms. Kinney joined the Compensation Committee on January 26, 2010.

(3)

Ms. Reifler and Mr. James P. Gorman resigned from the Nominating and Corporate Governance Committee on August 19, 2009. Mr. Gorman resigned from the Board on September 17, 2009. Mr. Fernandez resigned from the Nominating and Corporate Governance Committee on January 26, 2010. Mr. duPont was appointed to the Nominating and Corporate Governance Committee on August 19, 2009 and subsequently resigned from the Nominating and Corporate Governance Committee on January 26, 2010. Mr. Vallee was appointed to the Nominating and Corporate Governance Committee on May 17, 2009. Ms. Handy and Mr. Siguler were appointed to the Nominating and Corporate Governance Committee on January 26, 2010.

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee setting forth the roles and responsibilities of each committee. The charters are available at our corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.mscibarra.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

The reports of the Audit Committee and the Compensation Committee appear herein.

Director Attendance at Annual Meetings. The Company’s Corporate Governance Policies state that directors are expected to attend annual meetings of shareholders. All of our directors that were directors at the time of the 2009 annual meeting of shareholders attended the meeting, except for Mr. deRegt. Mr. deRegt resigned from the Board on May 22, 2009.

Non-Employee Director Meetings. The Company’s Corporate Governance Policies provide that non-employee directors may meet in executive sessions and that the Lead Director will preside over these executive sessions. If any non-employee directors are not independent, then the independent directors will meet in executive sessions and the Lead Director will preside over these executive sessions, provided that so long as the Lead Director is not an independent director, the independent directors will appoint an independent director to call and lead the independent director sessions.

Communications with Directors. Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Corporate Secretary, Gary Retelny, MSCI Inc., Wall Street Plaza, 88 Pine Street, 2nd Floor, New York, New York 10005. Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to MSCI Inc., Wall Street Plaza, 88 Pine Street, 2nd Floor, New York, New York 10005, Attention: Chair of the Audit Committee of MSCI Inc., in care of Frederick W. Bogdan, General Counsel. Our Procedures for Submission of Ethical or Accounting Related Complaints are available at our corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.mscibarra.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Compensation Governance. The Compensation Committee consists of at least three (3) members, and is comprised solely of independent directors meeting the independence requirements of the NYSE. For fiscal 2009, the Compensation Committee delegated to a sub-committee of the Board, which consists solely of directors who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, the responsibility and authority to approve performance-based compensation for named executive officers. The Nominating and Corporate Governance Committee recommends nominees for appointment to the Compensation Committee annually and as vacancies or newly-created positions occur. Compensation Committee members are appointed by the Board and may be removed by the Board at any time.

The Compensation Committee operates under a written charter adopted by the Board. As noted above, the Committee is responsible for reviewing and approving annually all compensation awarded to the Company’s executive officers, including the CEO and the other executive officers named in the “Summary Compensation Table” herein (named executive officers or NEOs). In addition, the Compensation Committee administers the Company’s equity incentive plans, including reviewing and approving equity grants to executive officers. Information on the Compensation Committee’s processes, procedures and analysis of NEO compensation for fiscal 2009 is addressed in the “Compensation Discussion and Analysis” herein.

The Compensation Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

•	Identifying corporate goals and objectives relevant to executive officer compensation.

•

Evaluating each executive officer’s performance in light of such goals and objectives and setting each executive officer’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•

Determining any long-term incentive component of each executive officer’s compensation based on awards given to such executive officer in past years, the Company’s performance, shareholder return and the value of similar incentive awards at comparable companies and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•	Annually reviewing and making recommendations to the Board with respect to the compensation of non-employee directors, including any incentive plan compensation.

The principal compensation plans and arrangements applicable to our NEOs are described in the “Compensation Discussion and Analysis” herein and the executive compensation tables herein. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, subcommittees of the Board or to the Chairperson of the Compensation Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee has the authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of CEO or executive officer compensation, including authority to approve all such compensation consultant’s fees and other retention terms. As further described in the “Compensation Discussion and Analysis” herein, during fiscal 2009, the Compensation Committee retained its own compensation consultant to review CEO and executive officer compensation. In developing its views on compensation matters and determining the compensation awarded to our NEOs, the Committee obtains input from the Human Resources department, which collects information and prepares materials for the Compensation Committee’s use in compensation decisions.

Compensation Committee Interlocks and Insider Participation. Messrs. Fernandez and deRegt and Ms. Riefler were appointed to the Compensation Committee contemporaneously with the Company’s initial public offering (IPO) in November 2007.

On April 24, 2009, Mr. Fernandez, our CEO and President, resigned from the Compensation Committee. During his tenure, Mr. Fernandez recused himself from all matters involving his own compensation.

Mr. deRegt and Ms. Reifler, officers of Morgan Stanley, our former controlling shareholder, resigned from the Compensation Committee on May 22, 2009 and January 26, 2010, respectively.

During their respective tenures, neither Mr. deRegt nor Ms. Riefler had a material direct or indirect interest in any of the transactions between Morgan Stanley and MSCI described under “Other Matters—Certain Transactions.” Moreover, during the time Messrs. Fernandez and deRegt and Ms. Riefler served on the Compensation Committee the Board also had a separate Section 162(m) Committee, consisting entirely of directors who were “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and independent for NYSE purposes, which participated in compensation decisions for the named executive officers.

Executive Officers of MSCI. The executive officers of MSCI and their ages and titles as of February 23, 2010 are set forth below. Business experience for the past five years is provided in accordance with SEC rules.

Henry A. Fernandez (51) has served as Chairman since October 2007 and has served as CEO, President and Director since 1998.

David C. Brierwood (49) has served as Chief Operating Officer since 2006. Prior to joining us, Mr. Brierwood worked for Morgan Stanley from 1986 to 2006, most recently as Chief Operating Officer of the Institutional and Retail Securities Group.

Michael K. Neborak (53) has served as Chief Financial Officer since 2006. Prior to joining us, Mr. Neborak worked for Citigroup and its predecessors from 1982 to 2006, most recently as Chief Financial Officer for Operations and Technology and Chief Financial Officer for Alternative Investments.

C.D. Baer Pettit (45) has served as Head of Client Coverage since 2001 and Head of Marketing since October 2005.

Gary Retelny (51) has served as Head of Strategy and Business Development since 2003, Corporate Secretary since 2007 and Chief Administrative Officer and Head of Internal Audit since 2008.

Beneficial Ownership of Common Stock

Stock Ownership of Directors and Executive Officers. We encourage our directors, officers and employees to own our common stock; owning our common stock aligns their interests with your interests as shareholders. Executive officers may not engage in pledging MSCI securities, or selling short or trading options or futures in MSCI securities.

The following table sets forth the beneficial ownership of our class A common stock by each of our named executive officers and directors, and by all our directors and executive officers as of January 29, 2010, as a group. Percentage of class amounts are based on 105,556,532 shares of our class A common stock outstanding as of January 29, 2010.

	Shares of Common Stock Beneficially Owned
	Shares(1)	Subject to Stock Options Exercisable within 60 days(2)	Total	Percentage of Class(4)
NAMED EXECUTIVE OFFICERS
Henry A. Fernandez	957,766	284,860	1,242,626	1.18%
David C. Brierwood	648,022	88,809	736,831	*
Michael K. Neborak	103,560	41,891	145,451	*
C.D. Baer Pettit	72,276	80,431	152,707	*
Gary Retelny	52,715	72,052	124,767	*

DIRECTORS
Benjamin F. duPont	6,803	—	6,803	*
Alice W. Handy(3)	—	—	—	*
Catherine R. Kinney(3)	—	—	—	*
Linda H. Riefler	—	—	—	*
George W. Siguler(3)	—	—	—	*
Scott M. Sipprelle	110,762	—	110,762	*
Rodolphe M. Vallee	10,155	—	10,155	*
ALL DIRECTORS AND EXECUTIVE OFFICERS AS OF JANUARY 29, 2010 AS A GROUP (12 PERSONS )	1,962,059	568,043	2,530,102	2.40%

(1)

Each named executive officer and director as of January 29, 2010, had sole voting and investment power with respect to his or her shares, except as follows: Mr. Fernandez’s beneficial ownership of our class A common stock includes 108,570 shares held in a trust and 6,000 shares held as custodian for his children; and Mr. Neborak’s beneficial ownership of our class A common stock includes 3,000 shares held by his spouse and 3,600 shares held as custodian for his children.

(2)	See the “Outstanding Equity Awards at Fiscal Year-End Table” herein for additional information regarding stock options held by NEOs as of November 30, 2009.
(3)	On September 8, 2009, Ms. Kinney received 949 RSUs that will vest on April 2, 2010. On December 14, 2009, each of Ms. Handy and Mr. Siguler received 444 RSUs that will vest on April 2, 2010.
(4)	All NEOs and directors (other than Mr. Fernandez) each beneficially owned less than 1.0% of the shares of class A common stock outstanding.

Principal Shareholders. The following table contains information regarding the only persons we know of that beneficially own more than 5% of our class A common stock. Percentage of class amounts are based on 105,556,532 shares of our class A common stock outstanding as of January 29, 2010.

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares		Percentage of Class
Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., Ronald Baron 767 Fifth Avenue, 49th Floor New York, NY 10153	9,739,375	(1)	9.23%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,224,513	(2)	5.90%

Morgan Stanley 1585 Broadway New York, NY 10036	10,643,753	(3)	10.08%

Morgan Stanley Investment Management Inc. 522 Fifth Avenue New York, NY 10036

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	8,800,020	(4)	8.34%

(1)

Based on a Schedule 13G/A Information Statement filed with the SEC on February 12, 2010 jointly by Baron Capital Group, Inc. (BCG), BAMCO, Inc. (BAMCO), Baron Capital Management, Inc. (BCM) and Ronald Baron. The Schedule 13G/A discloses that BAMCO and BCM are subsidiaries of BCG and Ronald Baron owns a controlling interest in BCG. In addition, the Schedule 13G/A reported that: (i) BCG had shared voting power as to 9,171,000 shares of our class A common stock and shared investment power as to 9,739,375 shares of our class A common stock; (ii) BAMCO had shared voting power as to 8,724,144 shares of our class A common stock and shared investment power as to 9,392,519 shares of our class A common stock; (iii) BCM had shared voting power as to 346,856 shares of our class A common stock and shared investment power as to 346,856 shares of our class A common stock and (iv) Ronald Baron had shared voting power as to 9,739,375 shares of our class A common stock and shared investment power as to 9,739,375 shares of our class A common stock.

(2)

Based on a Schedule 13G Information Statement filed with the SEC on January 29, 2010. The Schedule 13G discloses that BlackRock, Inc. had sole voting power and sole investment power as to 6,224,513 shares of our class A common stock.

(3)

Based on a Schedule 13G/A Information Statement filed with the SEC on February 12, 2010 jointly by Morgan Stanley and Morgan Stanley Investment Management Inc. (MSIM). The Schedule 13G/A discloses that MSIM, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), is a wholly-owned subsidiary of Morgan Stanley. In addition, the Schedule 13G/A reported that: (i) Morgan Stanley had sole voting power as to 10,277,453 shares of our class A common stock and sole investment power as to 10,643,753 shares of our class A common stock and (ii) MSIM had sole voting power as to 8,105,856 shares of our class A common stock and sole investment power as to 8,472,156 shares of our class A common stock.

(4)

Based on a Schedule 13G/A Information Statement filed with the SEC on February 12, 2010. The Schedule 13G/A discloses that T. Rowe Price Associates, Inc. had sole voting power as to 2,208,620 shares of our class A common stock and sole investment power as to 8,800,020 shares of our class A common stock.

Executive Compensation

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis summarizes our general philosophy with regard to the compensation of our CEO, our CFO and our three next highest paid executive officers (also referred to as named executive officers or NEOs) during fiscal 2009 and provides a context for the executive compensation disclosure, both narrative and tabular.

In the first section below, we discuss the elements and objectives of our compensation program. In the second section, we discuss the process for determining named executive officer compensation. In the third section, we provide an overview of compensation decisions regarding our named executive officers with respect to fiscal 2009.

Pursuant to its charter, the Compensation Committee reviews our compensation strategy and reviews and approves our compensation and benefits policies generally and NEO awards. The Compensation Committee and the Section 162(m) Committee (a subcommittee of the Compensation Committee whose composition and role is set forth in “Tax Considerations” below) approved the compensation structure and amounts for each of our named executive officers for fiscal 2009. The compensation structure for fiscal 2009 continued to evolve from prior years, but is generally consistent with the one applied in fiscal 2008 with some important modifications as discussed below under “—Compensation Program Objectives and Policies—Elements of Compensation.”

The Compensation Committee engaged Semler Brossy Consulting LLC (Semler Brossy) as its independent compensation consultant to assist the Compensation Committee on a range of executive compensation matters, including the overall design of our executive compensation program, selection of peer group companies, provision of competitive market data and other matters related to our named executive officer compensation program. Semler Brossy’s services to the Compensation Committee are further discussed below.

Compensation Program Objectives and Policies

Executive Compensation Philosophy and Goals

Morgan Stanley was our parent company prior to the Company’s initial public offering (IPO) and was the controlling shareholder of the Company after the IPO until May 22, 2009. Following the Company’s IPO and continuing through its disaffiliation, the Company has considered whether various legacy executive officer pay practices are appropriate for MSCI as an independent company. Decisions regarding compensation structure for fiscal 2008 and fiscal 2009 were made by our Compensation Committee and reflect certain modifications to historical practices, including those discussed below, and we continue to evaluate our compensation structure to insure that it is appropriately aligned with our future business strategy. Consequently, additional modifications to our compensation structure may be considered in fiscal 2010, where such modifications are determined appropriate to support our compensation philosophy and objectives as an independent company and are more aligned with the market practices of companies such as ours.

Consistent with our historical approach, our executive compensation philosophy for fiscal 2009 was to pay our named executive officers base salaries that represent a relatively small percentage of their potential total compensation while offering them the opportunity to earn significant incentive compensation in the form of an annual cash bonus and equity-based awards. We refer to the annual cash bonus and equity-based awards collectively as incentive compensation. In fiscal 2009, the Compensation Committee made two noteworthy modifications to our executive compensation program. First, base salaries were increased to better align the fixed compensation element of our compensation program with that of our peer groups. Second, we increased equity-based compensation as a percentage of incentive compensation and total compensation, as we feel that this compensation mix better aligns the interests of our named executive officers with the long-term interests of our shareholders and better aligns our compensation program with those of our peer groups. Please see the “—Elements of Compensation” discussion below for more information regarding modifications to our compensation structure for fiscal 2009. Our executive compensation philosophy aims to provide a framework that encourages our named executive officers to make a long-term commitment to the Company and which rewards individual and Company performance.

The primary objectives of our compensation program are to:

•

Attract, retain and motivate top-level talent. Our compensation program should provide each executive officer with a total compensation opportunity that is market competitive and rewards individual performance. This objective is intended to ensure that we are not at a competitive disadvantage in attracting and retaining executive officers while maintaining an appropriate cost structure. Accordingly, we use survey data prepared by third parties to assess the competitiveness of our compensation levels and, where appropriate, adjust compensation amounts to account for such factors as the executive’s level of experience, responsibilities and expected future contributions. We aim to compensate at the higher end of market practices to retain top-level talent.

•

Reward executives for individual and team accomplishments as well as Company performance. Our compensation program is structured to reward performance. Accordingly, our compensation program is weighted toward incentive compensation, with base salary being the only component of an NEO’s total compensation that is fixed each year.

•

Align the long-term interests of our executive officers with those of our shareholders. Our compensation program should align executives’ interests with those of our shareholders by promoting actions that will have a long-term impact on total shareholder return. Accordingly, a significant element of our compensation program is equity-based compensation (which has been increased in relation to other compensation elements for fiscal 2009) because we believe that aligning the incentives of management and shareholders will promote our long-term success.

The Compensation Committee believes that our executive officers are crucial to our continued business success. As a result, the Company has implemented an executive compensation program based largely on pay-for-performance principles that is expected to encourage each executive officer to strive for outstanding individual performance and drive Company performance. In making its compensation decisions for fiscal 2009, the Compensation Committee did not utilize pre-set formulas to determine exact amounts for NEO compensation other than those required by our Section 162(m) plan (discussed below). It makes informed decisions based on its judgment and consideration of the importance of the executive to the Company, historical compensation, individual performance during the year, Company performance and market data to determine the amounts of base salaries, cash bonuses, equity awards and benefits for our named executive officers. For fiscal 2009, the core drivers for NEO compensation decisions included the Company’s performance and individual contributions of the named executive officers to such performance, particularly when measured in light of the effects of the financial crisis on, and cost-cutting measures by, many of our clients. For more information on the factors used by the Compensation Committee in determining fiscal 2009 named executive officer compensation and the process followed, please see the headings “—Process for Determination of Executive Compensation” and “—Fiscal 2009 Compensation Decisions” below.

Elements of Compensation

Our current compensation program, although evolving, is based on the concept of “total reward,” which is consistent with our compensation program in prior years. The compensation program incorporates both fixed and variable components. The fixed component of our compensation program is comprised of annual base salary. The variable component is comprised of incentive compensation in the form of annual cash bonus and equity-based compensation. While our compensation program has historically included these elements, we modified the structure of our variable component in fiscal 2009 by placing significantly greater emphasis on equity-based compensation and lesser emphasis on annual cash bonuses. In doing so, we continued our prior practice of setting incentive compensation based on performance during the completed fiscal year while at the same time also subjecting a greater portion of the ultimate value of such incentive compensation to prospective Company performance. Additionally, in fiscal 2009 we adjusted our mix of fixed and variable compensation through base salary increases in order to, among other things, better align our compensation practices with those of our peer groups. Although base salaries were increased in fiscal 2009, the total amount of cash paid to the named executive officers decreased from fiscal 2008 as a result of the shift in our incentive compensation towards equity-based compensation. Compensation decisions related to incentive compensation made at the end of fiscal 2009 took into account the new base salary levels. In fiscal 2009, cash represented 39% and an average of 59% of the total rewards for the CEO and the NEOs (excluding the CEO), respectively, compared to 61% and 70% in fiscal 2008, respectively.

The primary elements of our executive compensation program are described below.

Fixed Compensation.

Annual Base Salary. The annual base salary element offers our named executive officers a measure of certainty and predictability to meet certain living and other financial commitments. In setting base salaries for our named executive officers, the Compensation Committee has sought, to the extent possible, to establish base salaries that are competitive with those provided in our peer groups for similar positions. The Compensation Committee reviews the base salaries of our named executive officers on an annual basis.

In May 2009, the Compensation Committee approved increases to the base salaries of our named executive officers as part of our effort to more closely reflect market level base salaries and the base salaries provided by our peer groups for positions with similar responsibilities (without benchmarking to a specified target). Mr. Fernandez’s annualized base salary increased from $250,000 to $600,000, Mr. Brierwood’s annualized base salary increased from $322,903 to $400,000, Mr. Neborak’s annualized base salary increased from $225,000 to $400,000, Mr. Pettit’s annualized base salary increased from $284,915 to $400,000 and Mr. Retelny’s annualized base salary increased from $185,000 to $400,000. Because the salary increases were effective June 1, 2009, the NEOs received a proportional blend of their prior and new base salaries during fiscal 2009. The variable compensation component of the fiscal 2009 total rewards (cash bonus and equity based compensation) took into account these base salary increases. We intend to review base salary levels during the fourth quarter of fiscal 2010.

Variable Compensation.

The variable elements of our compensation program include both an annual cash bonus and equity-based compensation. This incentive compensation is paid pursuant to a performance-based incentive plan implemented under Section 162(m) of the Internal Revenue Code (discussed below). In order for the named executive officers to receive incentive compensation under the plan, the Company must meet specified Adjusted EBITDA levels for the relevant fiscal year. The Compensation and Section 162(m) Committees then take into account Company and individual performance, historical compensation and market data in setting incentive compensation for each named executive officer. The amount of incentive compensation payable to each named executive officer is subject to an annual cap. There is no minimum or guaranteed amount of annual incentive compensation payable to the named executive officers, meaning that the named executive officers may be paid no incentive compensation with respect to any fiscal year. If the Compensation Committee, subject to compliance with Section 162(m), makes a decision to pay incentive compensation, it determines the total amount of incentive compensation to be paid to each named executive officer and such amount is then allocated between cash bonus and equity-based compensation.

Annual Cash Bonus. For fiscal 2009, cash bonuses were awarded to our named executive officers and such bonuses were the larger component of their total cash compensation. We did not establish a cash bonus program with pre-set performance goals that were required to be met nor did we set target cash bonuses, other than as mandated by Section 162(m). The annual cash bonuses our Compensation Committee approved for our named executive officers in respect of services for fiscal 2009 were primarily based on Company performance and individual and team performance and included a review of historical compensation paid to the named executive officers. See “—Fiscal 2009 Compensation Decisions” for the factors taken into consideration. Because we had no defined annual cash bonus targets and no pre-determined formulas for calculation of such cash bonuses, the amounts of our annual cash bonuses to our named executive officers were discretionary and appear in the “Bonus” column of the “Summary Compensation Table” on page 22.

Annual Equity Bonus. The Compensation Committee has the discretion to award equity-based awards, subject to certification by the Section 162(m) Committee of the satisfaction of certain performance criteria under the performance-based incentive plan. Equity-based awards are intended to align the incentives of our named executive officers with the long-term stock performance of the Company and to promote long-term retention of key members of our management. For fiscal 2009, we implemented an approach where equity awards to each named executive officer represented a fixed percentage of total reward for fiscal 2009. That fixed equity percentage was 61% for the CEO and 41% for each of the other named executive officers. For fiscal 2008, equity awards constituted 39% of the CEO’s total reward and an average of 30% of the NEOs’ (excluding the CEO) total rewards. While the fiscal 2009 ratio represented a significant increase in the percentage of equity-based compensation paid to our NEOs as a percentage of variable compensation and total reward, we believe that it is consistent with the practices of companies in our peer groups identified below under “—Process for Determination of Executive Compensation.”

Benefits.

The Company provides health, welfare and other benefits to remain competitive with regard to hiring and retaining its employees. Our named executive officers are eligible to participate in these benefit plans on the same terms and conditions as all other employees.

Pension and Retirement Benefits. We offer health, welfare and other benefit plans to all employees, including named executive officers, under the same terms and conditions. In the United States and the United Kingdom, the Company has established defined contribution plans for all employees. Contributions by the Company to these defined contribution plans for our named executive officers for the applicable period are disclosed in the “All Other Compensation” column in the “Summary Compensation Table” below.

Through August 31, 2008, our named executive officers were entitled to participate in pension and retirement plans sponsored by Morgan Stanley. Effective on that date, our named executive officers ceased to accrue benefits in all plans sponsored by Morgan Stanley and were considered to be terminated employees for the purposes of those plans. The narrative disclosure following the “Pension Benefits under Morgan Stanley Plans Table” below provides further detail on defined benefit pension plan arrangements sponsored by Morgan Stanley for our named executive officers. Because we are no longer affiliated with Morgan Stanley, this will be the final year in which we include disclosures with respect to Morgan Stanley pension and retirement plans. We have not replaced the Morgan Stanley defined benefit pension plan with a defined benefit pension plan of our own.

Deferred Compensation Programs. During fiscal 2009, no contributions were made by our named executive officers or by the Company to any deferred compensation plan and we currently do not offer any deferred compensation programs to our named executive officers.

Prior to fiscal 2008, our named executive officers were entitled to participate in certain nonqualified deferred compensation programs sponsored by Morgan Stanley on similar terms and conditions as similarly situated employees of Morgan Stanley based on title, service and compensation. In general, these plans permitted our named executive officers to defer their compensation on a voluntary basis and did not provide for Company contributions to the plans. During fiscal 2009, our named executive officers (and all other participating MSCI employees) other than Mr. Fernandez received account distributions with respect to certain Morgan Stanley nonqualified deferred compensation plans. The voluntary nonqualified deferred compensation plans in which our named executive officers participated are described in the narrative disclosure following the “Nonqualified Deferred Compensation under Morgan Stanley Plans Table” on page 32. Because we are no longer affiliated with Morgan Stanley, this will be the final year in which we include disclosures with respect to Morgan Stanley’s deferred compensation programs.

Perquisites and other benefits. We do not typically provide perquisites to our named executive officers. Mr. Pettit received benefits for his relocation from our Berkeley, California office to our London, England office in September 2009 as described below in footnote (6) to the “Summary Compensation Table.”

Employment Agreements and Change in Control Arrangements. We do not have employment agreements with any of our named executive officers.

In the event of a change in control of MSCI and a “qualifying termination” (defined as a resignation from employment for good reason or a termination not for cause within 18 months following the change in control), all outstanding founders’ grant stock options and RSUs granted as one-time awards at the time of the IPO, in November 2007, will vest in full. This “double-trigger” vesting is consistent with market practices and benefits the shareholders by encouraging employees to focus on the value-creating aspects of a transaction instead of the uncertainty of their own financial situation should a transaction occur.

More detailed information on post-termination and change in control payments to our named executive officers is provided in the section titled “Potential Payments upon Termination or Change in Control,” on page 33. For the equity grants made in fiscal 2009 and fiscal 2010 in respect of service in fiscal 2008 and fiscal 2009, respectively, “double trigger” vesting continues to apply in most cases. For named executive officers, the awards are subject to “single trigger” accelerated vesting upon certain hostile change in control events or other qualifying change in control events (as defined in the applicable award certificate). We have not granted any other equity awards to our named executive officers.

Process for Determination of Executive Compensation

Our named executive officers are employees “at will” and therefore, as noted above, the Company does not have any employment or separation agreements with its named executive officers. As a result, the Company is not bound by any contractual requirements to compensate the named executive officers in a specific manner or amount and has the flexibility to alter or amend our compensation programs as circumstances dictate, in accordance with the terms of the programs. The CEO, in consultation with the Chief Human Resources Officer, makes recommendations on compensation for named executive officers other than himself and the Compensation Committee takes these recommendations into account in reaching its compensation decisions. No other member of management participates in, or has authority over, final compensation decisions relating to the named executive officers.

There is no dominant factor driving the Compensation Committee’s compensation decisions. Instead, the Compensation Committee takes into account a myriad of factors, including compliance with Section 162(m) (as described below) in determining compensation components and setting compensation amounts. The importance of each individual factor may change from time to time, depending on the factual situation surrounding such decisions. We believe this continues to be the best approach for our Company, as it enables the Compensation Committee to balance competing interests, address evolving concerns and sufficiently meet Company objectives. In fiscal 2009, the Compensation Committee adopted a framework that identified key financial considerations by business area and provided comparisons to the Company’s primary peers. Although this framework did not include pre-set formulaic performance targets, it was intended to be used as a compensation monitoring tool that (i) established performance considerations, (ii) facilitated discussions with respect to the Company’s financial performance, the influences on such performance and actions to address any related issues and (iii) provided guidance with respect to quarterly annual incentive accruals and the actual year-end incentive pool.

For fiscal 2009, pursuant to this framework adopted during fiscal 2009 and applied in the second half of the year, the Compensation Committee reviewed on a quarterly and yearly basis actual performance versus budgeted performance with respect to the following financial measures: revenue, adjusted EBITDA, adjusted EBITDA margin, compensation expense (excluding founders grant), non-compensation expenses (excluding depreciation and amortization), net income and earnings per share measures. The Compensation Committee also compared year-over-year revenue growth of the following product categories with the Company’s most comparable primary peers: equity index subscriptions, equity analytics, BarraOne and subscription revenue. Finally, the Compensation Committee reviewed the following performance indicators on the basis of actual versus planned results: revenue, adjusted EBITDA, adjusted EBITDA margin, run rate, retention rates for each of our three product categories, net new clients and balances of assets under management with respect to our exchange traded funds (ETF) licenses. While these financial measures were relevant to compensation decisions for fiscal 2009, the Compensation Committee plans to review the elements of the framework throughout the year and identify the appropriate key financial measures on a yearly basis.

The Compensation Committee also engaged Semler Brossy as its compensation consultant to assist with the determination of fiscal 2009 compensation for the named executive officers. Semler Brossy collected and analyzed publicly available proxy data on the compensation of the executives of the companies in our primary and secondary peer groups shown below.

Our primary peer group includes nine (9) direct comparators, the selection of which was based on identifying the most relevant companies in terms of: (i) business model, (ii) scale, (iii) geographic footprint, (iv) ownership structure, (v) competitors for talent and (vi) “opportunity cost” comparators with respect to talent.

Our primary peer group of companies established in fiscal 2008 was modified as follows for fiscal 2009:

•	Investment Technology Group Inc. and Verisk Analytics Inc. were added because they have size, scope and business models that are comparable to the Company; and

•

Choicepoint, Inc., was deleted because it was acquired in September 2008. Federated Investors, Inc., The McGraw-Hill Companies Inc. and Moody’s Corporation were deleted as a result of the Compensation Committee’s decision to use a more targeted peer group in conjunction with other points of reference and because the businesses comparable to ours within those companies constituted segments, subsidiaries, divisions or units of companies that are much larger than and not comparable to the Company.

Our primary peer group includes the following nine (9) companies:

•	Factset Research Systems Inc.;
•	Fair Isaac Corporation;
•	IHS Inc.;
•	Interactive Data Corporation;
•	Investment Technology Group Inc.
•	Morningstar, Inc.;
•	RiskMetrics Group, Inc.;
•	SEI Investments Company; and
•	Verisk Analytics Inc. (Research & Consulting Services)

The relevance of the primary peer group as a reference for CEO pay levels is limited because there is a wide variation in compensation structures and pay practices within the primary peer group with respect to CEO compensation due to a number of factors, including significant ownership stakes by CEOs in their companies. As a result, the primary peer group provides a limited data set for CEO pay practices. To provide greater insight into competitive CEO pay practices and a more robust data set, a secondary peer group was developed as a further input to the CEO compensation decision. In addition to selecting companies with similar characteristics to us in similar and adjacent industries, Semler Brossy applied the following seven (7) objective screening criteria to identify the secondary peer group: (i) select Global Industry Classification Standards (GICS) sub-industries, (ii) revenues, (iii) net income, (iv) operating margin, (v) revenue per employee, (vi) foreign sales component and (vii) single incumbent in the CEO position.

Our secondary peer group includes the following 19 companies:

• FTI Consulting Inc.	• TIBCO Software Inc.
• Gartner Inc.	• Solera Holdings Inc.
• Sybase Inc.	• Progress Software Corp.
• Janus Capital Group Inc.	• ANSYS Inc.
• Intercontinental Exchange Inc.	• Informatica Corp.
• Navigant Consulting Inc.	• Digital River Inc.
• Akamai Technologies Inc.	• Penson Worldwide Inc.
• Equinix Inc.	• TNS Inc.
• j2 Global Communications Inc.	• NetScout Systems Inc.
• GFI Group Inc.

The compensation analysis of the primary and secondary peer groups took into account base salary, total cash compensation and total direct compensation, which includes annual cash incentives and equity-based compensation. The analysis served as a reference for pay levels and practices, without benchmarking to a specified target. The Compensation Committee believes that, in aggregate, the total reward in respect of services for fiscal 2009 for our named executive officers is both appropriate and competitive.

Tax Considerations

Section 162(m) of the Internal Revenue Code and the supporting regulations generally limit tax deductibility of compensation in excess of $1 million paid to a named executive officer other than the Chief Financial Officer during any taxable year. However, this limitation does not apply to qualified performance-based compensation. For all of our named executive officers, annual cash bonus and annual equity compensation are determined under the terms of a performance-based plan, implemented under Section 162(m) of the Internal Revenue Code and approved by our shareholders. This plan provides that, commencing with fiscal 2008, each Section 162(m) participant will be eligible under the plan to earn an annual incentive award for each fiscal year in a maximum amount equal to the following percentages of Adjusted EBITDA (as defined in the plan) for that fiscal year:

•	5% for the CEO,

•	4% for the second highest compensated Section 162(m) participant, and

•	2% for each of the other Section 162(m) participants.

The Compensation Committee delegated for fiscal 2009 to a group of directors who are “outside directors” as defined under Section 162(m) of the Internal Revenue Code (162(m) Committee) the responsibility and authority to review and approve performance-based compensation for certain executive officers, pursuant to the plan. The 162(m) Committee was comprised of Mr. Benjamin F. duPont and Mr. Rodolphe M. Vallee. In determining the annual incentive award amounts payable under the plan, the 162(m) Committee may pay a Section 162(m) participant up to but not in excess of the maximum amounts described above, taking into account factors that the 162(m) Committee may deem relevant to the assessment of individual or corporate performance for the year. The 162(m) Committee reviewed and approved the 2009 annual incentive awards as recommended by the Compensation Committee. As part of its approval of fiscal 2009 incentive compensation for our named executive officers, the 162(m) Committee reviewed the maximum amount yielded by the application of the shareholder-approved performance formula described above, and the Section 162(m) Committee certified that the Company’s financial results for fiscal 2009 satisfied the performance criteria of Section 162(m).

The Compensation Committee considers Section 409A of the Internal Revenue Code when determining compensation paid to our named executive officers and structures its compensation arrangements in a way intended to avoid the imposition of any additional tax, interest or penalties under Section 409A.

Risk Policies

The compensation program is intended to reward the management team for stable and improving Company performance while taking into account individual near-term actions. Our program is designed and administered with the intention of providing balanced incentives that do not encourage excessive or inappropriate risk taking.

Fiscal 2009 Compensation Decisions

In determining the variable component of the total reward (cash and equity bonuses) for the named executive officers for fiscal 2009, the Compensation Committee took into account the performance of the Company and the performance of each individual. The Compensation Committee considered, among other things, the following Company performance factors with no particular weighting applied to any one factor:

•	record revenues of approximately $443 million, up 2.8% from fiscal 2008;

•	diluted EPS of $0.80 compared to $0.67 for fiscal 2008;

•	net income of approximately $81 million, up 19.8% from fiscal 2008 ;

•

record adjusted EBITDA (EBITDA excluding founders grant amortization) of $215 million, up 10.4% from fiscal 2008 and an adjusted EBITDA margin of 48.6% for fiscal 2009, compared to 45.2% in fiscal 2008 (See Table 12 titled “Reconciliation of Adjusted EBITDA to Net Income” and information about the use of non-GAAP financial information provided under “Notes Regarding the Use of Non-GAAP Financial Measures” in our Earnings Release dated January 7, 2010. The Earnings Release is available under the “Investor News” link under the “Investor Relations” link at www.mscibarra.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC);

•	improved cost structure achieved by increasing the number of employees and functions in emerging market centers where 43% of our employees are now located, compared to 28% in fiscal 2008;

•

successful completion of the implementation of enhanced infrastructure to replace all services previously provided by Morgan Stanley, including IT infrastructure and all administrative functions on a worldwide basis;

•	licensing of our indices as the basis of 101 new ETFs launched in fiscal 2009 bringing the total of primary exchange listings of ETFs linked to our indices to 268; and

•

cash, cash equivalents and short term investments less term loan debt were approximately $91 million at November 30, 2009, an increase of approximately $225 million over 2008 and approximately $344 million over 2007.

NEO Compensation Determinations

Henry A. Fernandez. Mr. Fernandez has been the CEO of the Company since 1998 and has been instrumental in its organization as a stand-alone business and growth from essentially a single product company to a fully independent public company in 2009 offering an array of investment decision support tools to financial services institutions around the world. Under his leadership, in addition to becoming a leading global provider of investment decision tools, we (i) acquired and integrated Barra, Inc. in 2004, (ii) successfully transitioned to operating as a stand-alone public company; (iii) increased revenues by an average of 12.5% since 2005 from $278 million in fiscal 2005 to $443 million in fiscal 2009; (iv) grew our client base from 2,724 in November 2006 to 3,142 in November 2009 and (v) became a part of the S&P Midcap 400 Index in November 2009.

Mr. Fernandez’s leadership and actions were instrumental in enabling the Company to achieve record revenue levels and adjusted EBITDA margins in fiscal 2009 despite an extraordinarily tough business environment and challenging economic conditions for many of our clients. Overall, we believe that our financial performance for fiscal 2009 compared favorably to others whose clients are in the financial services business.

Mr. Fernandez led several initiatives to manage the Company through the economic environment that began to impact the Company in the second half of fiscal 2008, the most important initiative being the enhancement of a disciplined cost management approach to all aspects of the Company’s operations. He also focused on maintaining the Company’s strong liquidity position to protect the Company’s financial well-being in a contracting credit market. This strategy has now positioned the Company to take advantage of opportunities that could positively impact the Company’s long-term growth objectives, such as organic growth initiatives and acquisitions.

The Compensation Committee approved a total reward for Mr. Fernandez in the amount disclosed in this Proxy Statement, which was greater than the total rewards of our other NEOs. His total reward was based on our compensation philosophy and the Compensation Committee’s subjective evaluation of his performance, the unique contributions he makes to the Company and the various other factors described above, including our goal of providing incentives for top-level talent.

Michael K. Neborak. Mr. Neborak has been our Chief Financial Officer since 2006 and is responsible for the financial management of the Company. In fiscal 2009 he oversaw the final financial systems transition from Morgan Stanley, the addition of new functionality to our financial reporting systems, the refinement of where we locate our financial operations and the improvement in the quality and controls of our finance organization. Mr. Neborak led a number of initiatives including efforts to minimize expenses incurred during fiscal 2008 and fiscal 2009 to establish the Company’s stand-alone infrastructure, to replace finance-related services previously provided by Morgan Stanley with lower cost services and to improve the financial forecasting and budgeting processes. In fiscal 2009, Mr. Neborak and his team continued to enhance the necessary internal controls and procedures for financial reporting, as required by Sarbanes-Oxley.

David Brierwood. Mr. Brierwood has been our Chief Operating Officer since 2006. Mr. Brierwood leads our product management, research, information technology and software engineering efforts. In fiscal 2009, Mr. Brierwood oversaw a number of major new product initiatives, the final information technology systems transition from Morgan Stanley and a re-engineering of much of our operations function, all while lowering non-compensation expenses.

C.D. Baer Pettit. Mr. Pettit has been Head of Client Coverage since 2001 and Head of Marketing since 2005. Under Mr. Pettit’s leadership, the Company’s sales team was able to react quickly to a very challenging economic environment, which helped the Company achieve record revenues in fiscal 2009. In fiscal 2009, Mr. Pettit also increased the geographic presence of his client coverage organization, managing over 190 employees in 19 offices around the world. In fiscal year 2009, under Mr. Pettit’s leadership, the marketing department increased the recognition of key MSCI brands and further strengthened the positive reputation associated with these brand names throughout the global investment community.

Gary Retelny. Mr. Retelny has served the Company in various leadership positions since 2003. He is currently the Head of Strategy and Business Development, Chief Administrative Officer, Corporate Secretary and Head of Internal Audit. Mr. Retelny’s diverse leadership skills have been critical to the Company’s establishment and development as a stand-alone public company, including the implementation of the Company’s internal audit function and the Company’s corporate governance practices. He also provides valuable support to our Board of Directors and serves as an effective liaison between the Board and management. As Head of Strategy and Business Development, Mr. Retelny is constantly engaged in evaluating and analyzing growth strategies for the Company, including assessing various acquisition opportunities. He works very closely with the CEO on a number of strategic matters.

Based on the Company performance factors, individual performance factors, the importance of the individual to the Company, historical compensation and the compensation of executive officers in our compensation peer groups (used as a reference without benchmarking to a specified target), the Compensation Committee determined the annual incentive compensation awarded for fiscal 2009 as shown in the table below. The values in this table differ from those shown in the “Summary Compensation Table” on page 22 due to (a) the inclusion, in accordance with SEC regulations, in the “Summary Compensation Table” of the amortization components of prior year equity awards in the Stock and Option Award columns and (b) the exclusion, as per SEC regulations, in the “Summary Compensation Table” of the value of the equity awards made in December 2009 in respect of services performed in fiscal 2009 for those employees who are not Full Career Retirement eligible under the terms of the applicable awards. Messrs. Fernandez and Brierwood are currently Full Career Retirement eligible. Messrs. Neborak, Pettit and Retelny will not become Full Career Retirement eligible prior to the vesting of any of the awards provided in the table below.

Name	Base Salary ($)(1)	Cash Bonus ($)	Value of Equity Awards ($)(2)	Total Reward ($)
Henry A. Fernandez	425,000	1,642,000	3,233,000	5,300,000
Michael K. Neborak	312,500	572,500	615,000	1,500,000
David C. Brierwood	326,311	1,148,689	1,025,000	2,500,000
C.D. Baer Pettit	310,773	751,227	738,000	1,800,000
Gary Retelny	292,500	651,500	656,000	1,600,000

(1)

Represents base salaries paid during fiscal 2009. Base salaries, which have remained the same since 2007, were increased effective June 1, 2009: Mr. Fernandez’s salary increased from $250,000 to $600,000; Mr. Neborak’s salary increased from $225,000 to $400,000; Mr. Brierwood’s salary increased from GBP 170,000 to GBP 250,000; Mr. Pettit’s salary increased from GBP 150,000 to GBP 250,000; and Mr. Retelny’s salary increased from $185,000 to $400,000. Messrs. Brierwood and Pettit’s salaries were converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.55386.

(2)

Represents the dollar value of RSU awards granted on December 15, 2009 as the equity-based component of their fiscal 2009 incentive compensation (and in respect of service during fiscal 2009). The number of RSUs awarded was determined by dividing the dollar value of the RSU award by $33.61, the closing price of our class A common stock as reported by the NYSE on December 14, 2009, rounded down to the nearest whole share. Based on this approach, 96,191, 18,298, 30,496, 21,957 and 19,518 RSUs were awarded to Messrs. Fernandez, Neborak, Brierwood, Pettit and Retelny, respectively. The RSUs vest over three years with  1/3rd of the award vesting each year beginning December 2010, except in the event of termination for the reasons described under “Equity Awards Outstanding under MSCI Equity Plans.” The RSUs are also subject to “double trigger” vesting described above under “—Employment Agreements and Change in Control Arrangements.” These provisions are consistent with those provided in the award certificates for our 2008 equity-based incentive compensation.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of MSCI Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2009 filed with the Securities and Exchange Commission.

Respectfully submitted,

Linda H. Riefler (Chair for fiscal 2009)

Benjamin F. duPont

Rodolphe M. Vallee

Summary Compensation Table

The following table sets forth information regarding compensation from MSCI for our named executive officers during fiscal years 2009, 2008 and 2007. Additionally, it covers expenses associated with equity awards and benefits from Morgan Stanley prior to our separation on May 22, 2009.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)(5)	All Other ($)(6)	Total($)
Henry A. Fernandez Chief Executive Officer and President	2009	425,000	1,642,000	8,147,039	1,638,020	114,818	7,231	11,974,108
	2008	250,000	2,984,650	7,124,474	1,682,291	3,883	24,464	12,069,762
	2007	250,000	2,984,650	406,795	78,594	—	6,100	3,726,139

Michael K. Neborak Chief Financial Officer	2009	312,500	572,500	1,039,007	248,127	0	273,897	2,446,031
	2008	225,000	1,162,500	851,511	262,272	0	7,788	2,509,071
	2007	225,000	1,138,500	135,073	97,073	14,504	6,100	1,616,250

David C. Brierwood Chief Operating Officer	2009	326,311	1,148,689	2,556,999	510,675	11,858	0	4,554,532
	2008	326,476	1,495,211	3,265,811	524,477	2,858	398,344	6,013,177
	2007	339,602	2,213,218	233,929	29,122	67,042	45,847	2,928,760

C.D. Baer Pettit Head of Client Coverage	2009	310,773	751,227	1,675,362	467,790	0	155,059	3,360,211
	2008	284,915	1,096,551	1,562,815	485,872	0	316,232	3,746,385
	2007	299,649	990,228	247,208	31,316	2,327	129,885	1,700,613

Gary Retelny Head of Strategy and Business Development and Chief Administrative Officer	2009	292,500	651,500	1,461,937	422,843	20,460	49,114	2,898,354
	2008	185,000	967,250	1,333,234	443,044	0	7,488	2,936,016
	2007	185,000	869,750	138,754	35,255	25,475	6,100	1,260,334

(1)

Base salaries for Messrs. Brierwood and Pettit were paid in British pounds sterling and converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.55386, $1.89943 and $1.9977 for fiscal 2009, 2008 and 2007, respectively.

(2)

Annual cash bonus amounts were paid in January 2010 for service with respect to fiscal 2009, in January 2009 for service with respect to fiscal 2008 and in January 2008 for service with respect to fiscal 2007.

(3)

Represents amounts recognized as expense in the Company’s financial statements related to Morgan Stanley RSU and stock option awards granted to the named executive officers when MSCI was a subsidiary of Morgan Stanley and MSCI RSU and stock option awards granted during and after fiscal 2007 in accordance with FASB ASC Topic 718 (formerly FAS No. 123R). Information regarding these calculations is set forth in footnotes 1 and 11 to the consolidated financial statements included in the Company’s 2009 Annual Report on Form 10-K. For additional details regarding equity expensing see the information set forth under the heading “Equity Award Expense Amortization” below.

(4)

The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column includes the aggregate increase from December 1, 2008 to November 30, 2009 for Messrs. Fernandez, Brierwood and Retelny of $114,818, $11,858 and $20,460, respectively, under the Morgan Stanley-sponsored defined benefit pension plans. Effective August 31, 2008, these participants ceased accruing benefits under the Morgan Stanley defined benefit plans. Messrs. Neborak and Pettit do not have any accrued benefits under any of the Morgan Stanley-sponsored defined benefit pension plans. See the “Pension Benefits under Morgan Stanley Plans Table” below for further information.

(5)

The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column also includes the aggregate increase, if any, in the value of the executive officer’s accounts under Morgan Stanley’s nonqualified deferred compensation plans at November 30, 2009 (without giving effect to any distributions made during fiscal 2009) from December 1, 2008 that are attributable to above-market earnings. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the earnings credited on deferred compensation. There were no above-market earnings for participants during fiscal 2009. For details of the nonqualified deferred compensation plans in which the executive officers participate, see the “Nonqualified Deferred Compensation under Morgan Stanley Plans Table” below.

(6)	The “All Other Compensation” column includes contributions made by the Company under our defined contribution plans and other programs for fiscal 2009, as detailed below:
(a)	Company matching contributions to the MSCI Barra 401(k) Retirement Savings Plan for Messrs. Fernandez, Neborak and Retelny of $7,231, $16,785 and $16,617, respectively. Company contributions to the MSCI Barra Group (UK) Personal Pension Plan for Mr. Pettit totaling £20,000 ($31,077). Mr. Brierwood did not participate in the MSCI Barra Group (UK) Personal Pension Plan. The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.55386.
(b)	Cash payments to Messrs. Neborak, Pettit and Retelny on June 15, 2009 of $257,112, $88,772 and $32,498, respectively, representing the fair value of outstanding stock options expiring in connection with the separation from Morgan Stanley. Fair value of these stock option awards granted to Messrs. Neborak (16,413), Pettit (7,225) and Retelny (2,279) by Morgan Stanley was based on the Black Scholes valuation method.
(c)	Mr. Pettit received benefits valued at $35,209 for his relocation from our Berkeley, California to London, England offices in September 2009.

Equity Award Expense Amortization

The Summary Compensation Table was prepared in accordance with SEC regulations and values equity awards based principally on the treatment of compensation expense in the income statement under the applicable accounting rule, currently FASB ASC Topic 718 (formerly FAS No. 123R). Under this rule, the grant date fair value of RSU and stock option awards are estimated based on the fair value of Morgan Stanley or MSCI common stock on the date of grant and generally expensed over the vesting period of the award. The fair value for equity awards granted to employees eligible for Full Career Retirement at the date of grant are immediately vested and fully expensed during the fiscal year preceding the date of grant. An employee becomes eligible for Full Career Retirement at age 50 with 12 years as a Managing Director, at age 50 with 15 years as an officer, at least age 55 with 5 years of service (the sum of age plus years of service must equal or exceed 65) or 20 years of service.

Messrs. Fernandez and Brierwood became Full Career Retirement eligible in 2006 and therefore the fair market value of their equity awards granted on December 15, 2009 and December 17, 2008 were fully expensed in the prior fiscal years, respectively. Since Messrs. Neborak, Pettit and Retelny are not Full Career Retirement eligible the fair market value of their equity awards have been and will continue to be expensed over the vesting period. For enhanced retention purposes, the MSCI Founders award granted on November 11, 2007 did not provide for vesting in the event of Full Career Retirement. The fair market value of these awards will be expensed over the vesting period for all named executive officers.

The following Stock Award and Option Award tables reflect the expense recognized for financial statement reporting purposes and disclosed in “Stock Awards” and “Option Awards” columns of the Summary Compensation Table above for the fiscal years 2009, 2008 and 2007 for RSU and stock option awards granted to our named executive officers by MSCI and Morgan Stanley.

Stock Award Expense Amortization

The following table reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years 2009, 2008 and 2007 for each named executive officer’s outstanding RSU awards:

Name	Award Company (1)	Grant Date	Shares (#)	Per Share Fair Value ($/Sh)	Recognized 2009 ($)		Recognized 2008 ($)		Recognized 2007 ($)
Henry A. Fernandez	MSCI	12/15/09	96,191	33.610	3,232,980	(2)	0		0
	MSCI	12/17/08	130,388	15.840	0		2,065,346	(2)	0
	MSCI	11/14/07	708,334	18.000	4,914,059		5,046,873		210,287
	MS	(3)	—	—	0		12,255		196,508

	Total		934,913		8,147,039		7,124,474		406,795

Michael K. Neborak	MSCI	12/15/09	18,298	33.610	0		0		0
	MSCI	12/17/08	29,198	15.840	270,860		0		0
	MSCI	11/14/07	104,166	18.000	722,652		742,183		30,924
	MS	(3)	—	—	45,495		109,328		104,149

	Total		151,662		1,039,007		851,511		135,073

David C. Brierwood	MSCI	12/15/09	30,496	33.610	1,024,971	(2)	0		0
	MSCI	12/17/08	106,179	15.840	0		1,681,875	(2)	0
	MSCI	11/14/07	220,834	18.000	1,532,028		1,573,435		65,560
	MS	(3)	—	—	0		10,501		168,369

	Total		357,509		2,556,999		3,265,811		233,929

C.D. Baer Pettit	MSCI	12/15/09	21,957	$33.610	0		0		0
	MSCI	12/17/08	26,422	$15.840	245,108		0		0
	MSCI	11/14/07	200,000	$18.000	1,387,500		1,425,000		59,375
	MS	(3)	—	—	42,754		137,815		187,833

	Total		248,379		1,675,362		1,562,815		247,208

Gary Retelny	MSCI	12/15/09	19,518	33.610	0		0		0
	MSCI	12/17/08	21,953	15.840	203,651		0		0
	MSCI	11/14/07	179,166	18.000	1,242,965		1,276,558		53,190
	MS	(3)	—	—	15,321		56,676		85,564

	Total		220,637		1,461,937		1,333,234		138,754

(1)	Reflects MSCI RSU awards granted in fiscal 2007 through 2010 and Morgan Stanley RSU awards granted prior to our IPO.
(2)

One-hundred percent of the expenses related to RSU awards granted to Messrs. Fernandez and Brierwood in fiscal 2010 and 2009 were charged in fiscal 2009 and 2008, respectively, due to their Full Career Retirement eligibility at the date of grant. Expenses for all other RSU awards were amortized over the related vesting periods.

(3)

Reflects RSU awards granted by Morgan Stanley to Messrs. Fernandez and Brierwood for services in fiscal years 2003 and 2004, to Mr. Neborak for services in fiscal year 2006, to Mr. Pettit for services in fiscal years 2003, 2004, 2005 and 2006, and to Mr. Retelny for services in fiscal years 2004, 2005 and 2006.

Option Award Expense Amortization

The following table reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years 2009, 2008 and 2007 for each named executive officer’s outstanding stock option awards:

Name	Award Company(1)	Grant Date	Shares (#)	Per Share Fair Value ($/Sh)	Recognized 2009 ($)	Recognized 2008 ($)	Recognized 2007 ($)
Henry A. Fernandez	MSCI	11/14/2007	569,720	7.4598	1,638,020	1,682,291	70,095
	MS	(2)	—	—	0	0	8,499

	Total				1,638,020	1,682,291	78,594

Michael K. Neborak	MSCI	11/14/2007	83,782	7.4598	240,885	247,395	10,308
	MS	(2)	—	—	7,242	14,877	86,765

	Total				248,127	262,272	97,073

David C. Brierwood	MSCI	11/14/2007	177,618	7.4598	510,675	524,477	21,853
	MS	(2)	—	—	0	0	7,269

	Total				510,675	524,477	29,122

C.D. Baer Pettit	MSCI	11/14/2007	160,862	7.4598	462,500	474,999	19,792
	MS	(2)	—	—	5,290	10,873	11,524

	Total				467,790	485,872	31,316

Gary Retelny	MSCI	11/14/2007	144,105	7.4598	414,320	425,519	17,730
	MS	(2)	—	—	8,523	17,525	17,525

	Total				422,843	443,044	35,255

(1)

Reflects founders stock option awards granted by MSCI in fiscal 2007 and Morgan Stanley stock option awards granted prior to our IPO for which accounting expense was recognized in fiscal years 2007 through 2009.

(2)

Reflects stock option awards granted by Morgan Stanley to Messrs. Fernandez and Brierwood for services in fiscal year 2003, to Mr. Neborak in connection with the acceptance of his employment offer and for services in fiscal year 2006, to Mr. Pettit for services in fiscal years 2003 and 2006, and to Mr. Retelny for services in fiscal year 2006.

Grants of Plan-Based Awards Table

The following table sets forth information regarding awards granted to our named executive officers during fiscal 2009 under our Amended and Restated 2007 Equity Incentive Compensation Plan (EICP):

Name	Grant Date	Compensation Committee Action Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Henry A. Fernandez	12/17/2008	12/04/2008	130,388	2,065,346
Michael K. Neborak	12/17/2008	12/04/2008	29,198	462,496
David C. Brierwood	12/17/2008	12/04/2008	106,179	1,681,875
C.D. Baer Pettit	12/17/2008	12/04/2008	26,422	418,524
Gary Retelny	12/17/2008	12/04/2008	21,953	347,736

(1)

Represents RSU awards granted during fiscal year 2009 for services rendered during fiscal 2008. The RSU awards vest ratably in three annual installments beginning in December 2009, except for 63,131 RSU awards granted to Mr. Brierwood that vest ratably in four annual installments beginning in December 2009.

(2)

Represents the grant date fair value of stock awards granted in fiscal 2009, as computed in accordance with FASB ASC Topic 718 (formerly FAS No. 123R). The grant date fair value for these stock awards of $15.840 per share was based on the weighted average trading price of our common shares on the day preceding the grant date.

Outstanding Equity Awards at Fiscal Year-End Table

The following tables show the number of shares covered by exercisable and unexercisable stock options and outstanding restricted stock units held by our named executive officers on November 30, 2009 that remain subject to forfeiture and cancellation provisions. Separate tables are presented below for awards outstanding under our equity plans and for those outstanding under Morgan Stanley equity plans.

Awards Outstanding Under MSCI Equity Plan

Name	Option Awards(1)				Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of shares or Units of Stock That Have Not Vested ($)(4)
Henry A. Fernandez	284,860	284,860	18.0000	11/14/2017	484,555	14,764,391
Michael K. Neborak	41,891	41,891	18.0000	11/14/2017	81,281	2,476,632
David C. Brierwood	88,809	88,809	18.0000	11/14/2017	216,596	6,599,680
C.D. Baer Pettit	80,431	80,431	18.0000	11/14/2017	126,422	3,852,078
Gary Retelny	72,052	72,053	18.0000	11/14/2017	111,536	3,398,502

(1)

All unexercisable options represent a portion of the founders stock option award, granted on November 14, 2007. One-half of the founders stock option award vested and became exercisable on November 14, 2009; 25% of the award vests and becomes exercisable on November 14, 2010 and the remaining 25% of the award vests and becomes exercisable on November 14, 2011.

(2)

This table does not include RSU awards granted in December 2009 in respect of services in fiscal 2009. For the grant date fair value of such awards, see the table in the “Compensation Discussion and Analysis” on page 21.

(3)

Represents outstanding RSUs held on November 30, 2009 that remain subject to forfeiture and cancellation provisions. This column does not give effect to Full Career Retirement provisions for Messrs. Fernandez and Brierwood. The number of RSUs included in this table vest on the following dates for each named executive officer:

	Number of RSUs Vesting by Date
Name	1/8/2010	11/14/2010	1/10/2011	11/14/2011	1/9/2012	1/7/2013
Henry A. Fernandez	43,462	177,084	43,463	177,083	43,463	0
Michael K. Neborak	9,732	26,042	9,733	26,041	9,733	0
David C. Brierwood	30,133	55,209	30,132	55,208	30,132	15,782
C.D. Baer Pettit	8,808	50,000	8,807	50,000	8,807	0
Gary Retelny	7,317	44,792	7,318	44,791	7,318	0
(4)	The market value of outstanding RSUs is based on a share price of $30.47, the closing price of our class A common stock on November 30, 2009, rounded to the nearest whole number.

Awards Outstanding Under Morgan Stanley Equity Plans

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Henry A. Fernandez	12,416	—	51.1836	01/02/2010	11,388	359,633
	14,464	—	55.6085	01/02/2011
	22,174	—	48.5345	01/02/2012
	32,612	—	36.2209	01/02/2013
	25,031	—	47.1909	01/02/2014
	8,825	—	66.7260	12/12/2016

Total	115,522	—

Michael K. Neborak	1,935	—	66.7260	04/02/2010	1,942	61,328

David C. Brierwood	16,160	—	51.1836	12/02/2009	4,537	143,278
	20,356	—	55.6085	12/02/2010
	21,686	—	48.5345	12/02/2011
	18,064	—	36.2209	12/02/2012
	21,408	—	47.1909	12/02/2013
	12,660	—	66.7260	12/12/2016

Total	110,334	—			4,537	143,278

C.D. Baer Pettit	1,414	—	66.7260	04/02/2010	1,825	57,634

Gary Retelny	2,279	—	66.7260	04/02/2010	1,169	36,917

(1)

Stock option awards were granted with exercise prices equal to the fair market value of Morgan Stanley’s common stock on the date of grant and were subsequently equitably adjusted to reflect the spin-off of Discover Financial from Morgan Stanley.

(2)

The expiration dates for all outstanding stock option awards held by Messrs. Neborak, Pettit and Retelny on the separation date of May 22, 2009 comply with the terms and conditions outlined in the underlying award agreements regarding termination of employment as a result of the separation with Morgan Stanley. Pursuant to the terms of the award agreements, the outstanding stock options awards which were scheduled to expire on December 12, 2016, if the individuals were employed by Morgan Stanley or its affiliates on such date, will expire on April 2, 2010. MSCI made cash payments to Messrs. Neborak, Pettit and Retelny reflecting the impact of this early expiration of outstanding stock option resulting from the separation with Morgan Stanley (reported in the “All Other Compensation” column of the Summary Compensation Table above). All other outstanding stock option awards granted prior to fiscal 2007 terminated on August 22, 2009. The expiration dates for outstanding Morgan Stanley stock option awards held by Messrs. Fernandez and Brierwood were not affected by the separation since they qualified for Full Career Retirement.

(3)	As of November 30, 2009, outstanding RSUs were vested but remained subject to forfeiture and cancellation provisions until the scheduled conversion to Morgan Stanley shares in January 2010.
(4)	The market value of Morgan Stanley RSUs is based on $31.5800, the closing price of Morgan Stanley common stock on November 30, 2009, rounded to the nearest whole number.

Option Exercises and Stock Vested Table

The following tables contain information about exercises of stock options by the executive officers and vesting and conversion of RSUs held by the executive officers during fiscal 2009 under the MSCI and Morgan Stanley equity plans.

Options Exercised and Stock Vested under MSCI Equity Plan

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)(2)
Henry A. Fernandez	—	—	354,167	11,414,802
Michael K. Neborak	—	—	52,083	1,678,635
David C. Brierwood	—	—	110,417	3,558,740
C.D. Baer Pettit	—	—	100,000	3,223,000
Gary Retelny	—	—	89,583	2,887,260

(1)	Represents 50% of the fiscal 2007 RSU founders award vested on 11/14/2009.
(2)	The value realized is based on the closing price of our class A common stock on the date of vesting ($32.23).

Options Exercised and Stock Vested under Morgan Stanley Equity Plans

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry A. Fernandez	—	—	—	—
Michael K. Neborak	—	—	—	—
David C. Brierwood	—	—	—	—
C.D. Baer Pettit	—	—	—	—
Gary Retelny	—	—	579	16,507

(1)	The value realized is based on the average of the high and low price of Morgan Stanley’s common stock on the date of vesting ($28.51).

Pension Benefits under Morgan Stanley Plans Table

The tables below show the present value of accumulated benefits payable to each of the executive officers and the years of service credited to each executive officer under the specified Morgan Stanley retirement plans. As described in the “Compensation Discussion and Analysis,” the Company does not operate any defined benefit pension plans and our executive officers ceased accruing benefits under all pension and retirement plans sponsored by Morgan Stanley on August 31, 2008. As we have ceased to have any affiliation with Morgan Stanley, this will be the final year in which we include disclosures with respect to Morgan Stanley pension and retirement plans.

Name	Plan Name	Number of Years Credited Service (#)	Retirement Age for Full Benefits	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Henry A. Fernandez	Morgan Stanley Employees Retirement Plan	21.17	65	238,310	—
	Morgan Stanley & Co. Incorporated Excess Benefit Plan	21.17	65	126,279	—

Michael K. Neborak (2)	—	—	—	—	—

David C. Brierwood (3)	Morgan Stanley U.K. Group Pension Plan	10.00	65	53,952	—

C.D. Baer Pettit (2)	—	—	—	—	—

Gary Retelny	Morgan Stanley Employees Retirement Plan	6.75	65	65,292	—

(1)

The present value at November 30, 2009 is based on a 6.00% discount rate and the RP-2000 White Collar Combined Mortality Table projected to 2015 with Scale AA, for males and females. Present values are determined using an interest-only discount before retirement. Post-retirement discounts are based on interest and mortality. For each plan, assumed benefit commencement date is the earliest age at which the executive can receive unreduced benefits under that plan.

(2)	Messrs. Neborak and Pettit do not have accrued benefits under any of the Morgan Stanley defined benefit pension plans.
(3)

Mr. Brierwood participated in the U.K. Pension Plan, a defined contribution plan that provided defined benefit pension accruals until October 1, 1996. As of October 1, 1996, Mr. Brierwood’s accrued benefit under the U.K. Pension Plan was converted to an account balance, the value of which was $304,584 (£196,017) as of November 30, 2009. If the value of the account balance relating to the pre-October 1996 portion of Mr. Brierwood’s U.K. Pension Plan benefit, adjusted for investment experience until the payment date, is greater than the value of the guaranteed minimum pension under the U.K. Pension Plan, no defined benefit pension is payable. If the value of the guaranteed minimum pension, determined in accordance with U.K. laws, is greater than the value of the adjusted account balance, the guaranteed minimum pension is payable, in addition to any defined contribution amount payable for the period after September 30, 1996. Mr. Brierwood had 10 years of credited service in the U.K. Pension Plan at the time his accrued benefit was converted to an account balance. The amount shown in the table for Mr. Brierwood does not include defined contribution benefits that were accrued after September 30, 1996. The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.5539. Mr. Brierwood ceased accruing benefits in this plan as of August 31, 2008.

Morgan Stanley Employees Retirement Plan

Prior to September 1, 2008, substantially all of the U.S. MSCI employees hired before July 1, 2007 were covered after one year of service by the Morgan Stanley Employees Retirement Plan (ERP), a non-contributory, defined benefit pension plan that is qualified under Section 401(a) of the Internal Revenue Code. Benefits are equal to 1% of eligible earnings for each year of service plus 0.5% of eligible earnings in excess of Social Security covered compensation. Eligible earnings generally include all taxable compensation, other than certain equity-based and nonrecurring amounts, up to $170,000 per year. ERP participants who, as of January 1, 2004, had age plus service equal to at least 65 and who had been credited with five years of service receive benefits determined under the ERP’s pre-2004 benefit formula, if greater. Pre-2004 benefits equal 1.15% of final average salary, plus 0.35% of final average salary in excess of Social Security covered compensation, in each case multiplied by credited service of up to 35 years, where final average salary is base salary for the highest paid 60 consecutive months of the last 120 months of service. Benefits are payable at age 65 (or earlier subject to certain reductions in the amounts payable). Early retirement reductions under the pre-2004 provisions of the ERP are payable in full at age 60 and reduced 4% per year for retirements between ages 55 and 60 for employees who retire after age 55 with 10 years of service. The ERP was closed to new participants effective July 1, 2007 and was replaced by a retirement contribution to Morgan Stanley’s 401(k) Plan. Messrs. Fernandez and Retelny participated in the ERP through August 31, 2008 when all MSCI employees ceased to participate in future accrual of benefits in the plans operated by Morgan Stanley. Mr. Fernandez was eligible for early retirement under the ERP.

Morgan Stanley Excess Benefit Plan

Mr. Fernandez participated in the Morgan Stanley & Co. Incorporated Excess Benefit Plan (EB). The EB Plan is unfunded and nonqualified. Credited service under the EB Plan begins after one year of service. The EB Plan provides benefits not otherwise provided in the ERP because of limits in the ERP or Internal Revenue Service limits on eligible pay and benefits and certain grandfathered benefits not otherwise payable under the ERP. The EB Plan was closed to new entrants in 2002 and was further restricted effective January 1, 2004 to allow only grandfathered employees, who as of that date met certain eligibility criteria, to benefit from the plans. Grandfathering in these plans was provided to all similarly situated eligible employees close to retirement.

Morgan Stanley U.K. Group Pension Plan

Mr. Brierwood participated in the U.K. defined contribution plan. He also has a deferred U.K. defined benefit pension in the defined benefit section of the Morgan Stanley U.K. Group Pension Plan. Following the closure of the defined benefit section of the Morgan Stanley U.K. Group Pension Plan in 1996, members were given the option to transfer their benefits to the defined contribution section. Due to U.K. legislation regarding the interaction of benefits from occupational pension schemes and the State Earnings Related Pension, a minimum pension must be provided from the pre-1996 benefits in the plan. For those members who transferred their benefits from the defined benefit section to the defined contribution section, the pension provided from the pre-1996 fund at retirement must be at least equal to the minimum pension underpin. The minimum pension increases each year as set out in U.K. legislation.

The defined benefit portion of the U.K. Plan was frozen on October 1, 1996. Prior to that date, substantially all U.K. employees of Morgan Stanley U.K. Ltd. and Morgan Stanley International, Inc. participated. Benefits accrued at the rate of 1 / 60 th of final pensionable salary for each year of service as a member of the U.K. Plan, where pensionable salary was base salary less a fixed offset, and final pensionable salary was computed as the highest three consecutive years of pensionable salary in the last 10 years.

Nonqualified Deferred Compensation under Morgan Stanley Plans Table

The following table contains information with respect to the participation of the executive officers in Morgan Stanley’s unfunded deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified. MSCI currently does not have its own nonqualified deferred compensation plan. Similar to our pension and retirement plans disclosure, as we have ceased to have any affiliation with Morgan Stanley, this will be the final year in which we include disclosures with respect to Morgan Stanley nonqualified deferred compensation plans.

Each executive officer participated in one or more of four Morgan Stanley nonqualified deferred compensation plans: the Pre-Tax Incentive Program (PTIP), the Capital Accumulation Plan (CAP), the Select Employees’ Capital Accumulation Program (SECAP) and the Notional Leveraged Co-Investment Plan (LCIP). The executive officers participated in the plans on similar terms and conditions as similarly situated employees of Morgan Stanley based on title, service and compensation. These terms and conditions are described below following the footnotes to the table. No contributions were made by the named executive officers or the Company to any Morgan Stanley non-qualified deferred compensation plans with respect to services for fiscal 2009. Balances in SECAP and LCIP were distributed to our named executive officers (and all other participating MSCI employees) in early 2009.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1)(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(1)(3) ($)
Henry A. Fernandez
CAP	—	—	0	0	10,789
PTIP	—	—	(3,819)	—	438,269

Total	—	—	(3,819)	—	449,058

Michael K. Neborak
LCIP	—	—	47	15,257	0

David C. Brierwood
CAP	—	—	0	0	14,588
LCIP	—	—	230	74,829	0

Total	—	—	230	74,829	14,588

C.D. Baer Pettit
SECAP	—	—	(14)	40,603	0

Gary Retelny
SECAP	—	—	(9,140)	78,999	0
LCIP	—	—	55	17,972	0

Total	—	—	(9,085)	96,971	0

(1)	Earnings and balances are valued as of November 30, 2009.
(2)

These amounts represent the aggregate change in the balance of each executive officer’s account at November 30, 2009 over the balance of his accounts at December 1, 2008, without giving effect to any withdrawals or distributions.

(3)	Includes distributions between December 1, 2008 and November 30, 2009.

The following is a description of the material terms with respect to contributions, earnings and distributions applicable to each of the four nonqualified deferred compensation plans referenced in the table above.

Morgan Stanley Capital Accumulation Plan (CAP)

Under CAP, participants were granted a number of units based on their level of compensation in excess of base salary. The plan has been closed to new contributions since 1998. Earnings on units are based on notional interests in investment earnings and interest on risk capital investments selected by Morgan Stanley. Participants generally receive plan distributions after dividends, distributions of capital, liquidation proceeds or other distributions are paid from the underlying investments.

Morgan Stanley Pre-Tax Incentive Program (PTIP)

Under PTIP, participants were permitted to defer a portion of their cash bonus or commissions for one or more fiscal years. The plan has been closed to new contributions since 2003. Earnings on PTIP contributions are based on the performance of notional investments available under the plan and selected by the participants. Participants could generally elect the commencement date for distributions of their contributions and earnings and the number of annual installments over which to receive distributions (generally, 5, 10, 15 or 20 years). Subject to earlier distribution on death or termination of employment due to disability, no distributions may begin prior to the later of the fifth anniversary of the deferral or attainment of age 55, and no distribution may begin prior to termination of employment.

Morgan Stanley Select Employees’ Capital Accumulation Program (SECAP)

Under SECAP, participants are permitted to defer a portion of their cash bonus or commissions for one or more fiscal years. Earnings on SECAP are based on the performance of notional investments available under the plan and selected by the participants. Participants elect the commencement date for distributions of their contributions and earnings and the number of annual installments over which to receive distributions (lump sum or two through ten annual installments) subject to earlier distribution on death or termination of employment.

Morgan Stanley Notional Leveraged Co-Investment Plan (LCIP)

LCIP permits each participant to allocate up to 40% of the participant’s long-term incentive compensation to the plan. Morgan Stanley may make a notional investment in an amount equal to a multiple of each participant’s contribution. Contributions are notionally invested by Morgan Stanley in reference investments, which may include Morgan Stanley’s proprietary investment funds, “funds of funds” of Morgan Stanley that include third-party investment funds, and other third-party investment funds. All amounts contributed by a participant plus any earnings on participant contributions and Morgan Stanley notional investment are subject to cancellation under specified circumstances until three years after deferral. Participants generally are entitled to receive distributions in respect of their contributions plus any earnings on their contributions and on the Morgan Stanley notional investment beginning three years after deferral, based on the valuation of the notional investments and any realizations of those investments prior to the scheduled distribution date. Participant distributions under the LCIP are offset by the Morgan Stanley notional investment, excluding any earnings thereon.

Potential Payments upon Termination or Change in Control

Our executive officers are not entitled to cash severance payments upon any termination of employment nor do they receive any post-retirement health and welfare benefits. As discussed below, outstanding MSCI equity awards will vest following certain terminations.

Equity Awards Outstanding under MSCI Plans

A detailed list of each executive officer’s stock option and RSU awards that were outstanding and unvested as of November 30, 2009 is set forth in the “Awards Outstanding under MSCI Equity Plan” section of the “Outstanding Equity Awards at Fiscal Year-End Table” above.

Terminations Other than Death, Disability, Involuntary Termination without Cause, Governmental Service or Specified Terminations following a Change in Control. Upon termination of an executive officer’s employment for any reason other than death, disability, involuntary termination without cause, governmental service or specified terminations following a change in control, his unvested RSUs and stock options will be canceled immediately. Equity awards granted to employees who are eligible for Full Career Retirement are cancelled following an involuntary termination for cause.

Death or Disability. Upon termination of an executive officer’s employment due to death or disability, the RSUs will convert to shares and unvested stock options will become exercisable.

Involuntary Termination. If the Company terminates an executive officer’s employment under circumstances not involving cause and he signs an agreement and release satisfactory to the Company, his unvested RSUs will convert to shares and his unvested stock options will become exercisable.

Governmental Service. Upon termination of an executive officer’s employment as a result of commencing employment with a governmental employer (or his subsequent employment with a governmental employer following termination of employment), the RSUs will convert to shares, and unvested stock options will become exercisable, provided that the executive officer demonstrates that the divestiture of his continued interest in the equity awards is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law.

Change in Control. In the event that a change in control of the Company occurs and, within 18 months following the change in control, an executive officer’s employment is terminated by the successor corporation without cause or by the executive officer voluntarily for good reason, all stock options held by such executive officer will automatically vest, and all RSUs held by such participant will automatically be converted into shares. “Change in Control” is defined in the applicable award certificates. Pursuant to the SEC’s rules relating to executive compensation disclosure, the preceding discussion addresses a change in control of the Company and does not address a change in control of Morgan Stanley.

Quantification of Payments in the Event of Termination of Employment

The following table represents the amounts to which our executive officers or their estates would have been entitled had their employment been terminated on November 30, 2009

Name	Termination Due to Death, Disability, Involuntary Termination without Cause, Government Service or Certain Terminations Following a Change in Control ($)(1)	Other Terminations ($)
Henry A. Fernandez(2)	14,343,673	0
Michael K. Neborak	2,999,013	0
David C. Brierwood(2)	4,471,854	0
C.D. Baer Pettit	4,855,053	0
Gary Retelny	4,297,003	0

(1)

These amounts are comprised of the value associated with the acceleration of unvested MSCI RSUs and stock options and are based on a closing stock price of $30.47 per share as of November 30, 2009. All outstanding MS awards were fully vested on November 30, 2009 and were therefore excluded from the table.

(2)

Excludes Messrs. Fernandez and Brierwood’s unvested but outstanding 2008 RSUs due to the awards’ Full Career Retirement provision. As of November 30, 2009, the values of these awards were $3,972,922 and $3,235,274 for Messrs. Fernandez and Brierwood, respectively. These awards would be cancelled following an involuntary termination for cause (as defined in the award agreement).

Director Compensation Table

The following table contains information with respect to the annual compensation of our “non-employee directors” with respect to their Board service for fiscal 2009. Only non-employee directors are entitled to receive compensation with respect to their Board service under the terms of the MSCI Inc. Independent Directors’ Equity Compensation Plan (IDECP). Under the IDECP, a non-employee director is a director who is not an employee of the Company or Morgan Stanley or any of their affiliates. For additional information on equity grants made to directors under the IDECP, see the discussion immediately following this table and the footnotes thereto.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Benjamin F. duPont	99,964	46,702	—	—	—	—	146,666
Alice W. Handy(3)	—	—	—	—	—	—	—
Catherine R. Kinney(3)	47,997	11,360					59,357
George W. Siguler(3)	—	—					—
Scott M. Sipprelle (3)	103,745	46,702	—	—	—	—	150,447
Rodolphe M. Vallee (3)	105,745	46,702	—	—	—	—	152,447

(1)

The IDECP provides for cash retainers, as established and approved by the Board, to be paid to non-employee directors. The annual Board retainer for each non-employee director is $75,000. The retainers were paid at the time of the 2009 annual meeting or paid at the time of the director’s appointment, if after the 2009 annual meeting, in a pro-rated amount. In addition, each non-employee director who served on a Committee receives an additional retainer as follows:

Retainer
Committee Chair

Audit Committee	$25,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$15,000

Committee Non-Chair Member

Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000

Retainers are prorated when a director joins the Board or a Committee at any time other than at the annual meeting of shareholders. Directors do not receive meeting fees. Under the terms of the IDECP, a director may make an election to receive all or any portion of such director’s retainer fees in shares of our class A common stock by following the proper election procedures.

On April 9, 2009, Mr. duPont received $85,000 (100% of which he elected to receive in the form of our class A common stock, or 4,061 shares, under the IDECP) as a retainer fee for his service on the Board and as a member of the Audit Committee. On May 17, 2009, Mr. duPont received $8,767.12 as a pro-rated retainer fee for his appointment to the Compensation Committee and on August 19, 2009, he received $6,191.78 as a pro-rated retainer fee for his appointment to the Nominating and Corporate Governance Committee.

On January 8, 2009, Mr. Sipprelle was appointed chair of the Audit Committee and received the pro-rated portion of the Audit Committee retainer equal to $3,740 (100% of which he elected to receive in the form of our class A common stock, which totaled 213 shares under the IDECP). On April 9, 2009, Mr. Sipprelle received $100,000 (100% of which he elected to receive in the form of our class A common stock, or 4,777 shares, under the IDECP) as a retainer fee for his service on the Board and as chair of the Audit Committee.

On January 27, 2009, Mr. Vallee was appointed as a member of the Compensation Committee and received the pro-rated portion of the Compensation Committee retainer fee equal to $1,973 (100% of which he elected to receive in the form of our class A common stock, or 114 shares, under the IDECP). On April 9, 2009, Mr. Vallee received $95,000 (100% of which he elected to receive in the form of our class A common stock, or 4,538 shares, under the IDECP) as a retainer fee for his service on the Board, Audit Committee and Compensation Committee. On May 17, 2009, Mr. Vallee received $8,767.12 as a pro-rated retainer fee for his appointment to the Nominating and Corporate Governance Committee.

On September 9, 2009, Ms. Kinney received $47,972.60 in cash as a pro-rated retainer fee for her appointment to the Board and Nominating and Corporate Governance Committee.

(2)

The IDECP provides for the grant to each non-employee director of RSUs having an aggregate fair market value of $50,000 based on the closing price of our common stock as reported by the New York Stock Exchange on the date of grant. RSU awards are prorated when a director joins the Board or a Committee at any time other than the annual meeting of shareholders. RSUs granted on the date of an annual meeting of shareholders vest one year from the date of grant. RSUs not granted on the date of an annual meeting of shareholders vest on the one year anniversary of the most recent annual meeting of shareholders held prior to the date of grant. This column represents the amounts recognized as expense in the Company’s financial statements for financial reporting purposes with respect to fiscal 2009 in accordance with ASC Subtopic 718-10, “Compensation-Stock Compensation” (FASB ASC Topic 718).

On April 9, 2008, Messrs. duPont, Siprelle and Vallee each received 1,786 RSUs (determined by dividing $50,000 by $27.98, which was the closing price per share of our class A common stock on the grant date) under the IDECP. The RSUs vested on April 9, 2009. A portion of the value of the 2008 RSUs was expensed in fiscal 2009.

On April 2, 2009, Messrs. duPont, Sipprelle and Vallee each received 2,608 RSUs (determined by dividing $50,000 by $19.17, which was the closing price per share of our class A common stock on the grant date and a fractional amount of $4.64 was paid in cash) under the IDECP. The full grant date fair value of these RSUs was calculated in accordance with FASB ASC Topic 718 and was $49,995 for each director. The RSUs will vest on April 2, 2010. The 2,608 RSUs reflect the aggregate number of stock awards for each of Messrs. duPont, Sipprelle and Vallee outstanding at fiscal year end.

On September 8, 2009, Ms. Kinney received 949 RSUs (determined by dividing the pro-rated amount of $28,219.17 by $29.71, which was the closing price per share of our class A common stock on the grant date and a fractional amount of $24.38 was paid in cash) under the IDECP. The full grant date value of these RSUs was calculated in accordance with FASB ASC Topic 718 and was $28,194.79. The RSUs will vest on April 2, 2010. The 949 RSUs reflect the aggregate number of stock awards for Ms. Kinney outstanding at fiscal year end.

The values in this column do not correspond to the actual value that will be realized by the non-employee directors at the time the RSUs vest.

(3)	On December 14, 2009, Ms. Handy and Mr. Siguler each received $22,397.26 as a pro-rated retainer fee for her/his appointment to the Board.

On December 14, 2009, Ms. Handy and Mr. Siguler each received 444 RSUs (determined by dividing the pro-rated amount of $14,931.51 by $33.61, which was the closing price per share of our class A common stock on the grant date and a fractional amount of $8.67 was paid in cash). The RSUs will vest on April 2, 2010. The full grant date value of each of these awards was calculated in accordance with FASB ASC Topic 718 and was $14,922.84 for each director. Because these awards were granted after the fiscal year end, they will be expensed in fiscal 2010.

On January 26, 2010, Mr. Vallee received $904.11 as a pro-rated retainer fee for his appointment to chair of the Compensation Committee, Ms. Kinney received $2,712.33 as a pro-rated retainer fee for her appointment to chair of the Nominating and Corporate Governance Committee and as a member of the

Compensation Committee, each of Ms. Handy and Mr. Siguler received $1,808.22 as a pro-rated retainer fee for her/his appointment as a member of the Nominating and Corporate Governance Committee. Because these amounts were paid after the fiscal year end, they are not reflected in this column and will be expensed in fiscal 2010.

Certain Terms of Director Compensation Awards Granted in Fiscal 2009

Under the IDECP, non-employee directors are granted, on the date of each annual shareholders’ meeting, a number of restricted stock units equal to $50,000 divided by the fair market value of a share of our Class A common stock on the grant date, rounded down. Fractional amounts are paid in cash. Such awards will vest and convert on the first anniversary of the grant date. If a non-employee director joins the Board at any time other than the annual shareholder meeting, the equity grant will be pro-rated and made at the time of such director joining the Board.

Holders of these restricted stock units are entitled to participate in dividend equivalent payments and such payments may be settled in cash, shares of our class A common stock, or a combination thereof, to be decided by the Company in our sole discretion. Prior to the conversion, restricted stock unit holders will not have any rights as an MSCI stockholder, including the right to vote the underlying shares. The restricted stock units are generally non-transferable; however, our Board may, in its discretion, specify circumstances under which an award may become immediately transferable and nonforfeitable or under which the award will be forfeited. The restricted stock units will vest and convert immediately upon termination of employment for reasons of death, disability or a change in control. If service as a director terminates for any other reason, all unvested restricted stock units will be canceled and forfeited.

Item 2—Ratification	of the Appointment of MSCI Inc.’s Independent Auditor

The Audit Committee appointed Deloitte & Touche LLP (Deloitte & Touche) as independent auditors for the fiscal year ending November 30, 2010 and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements for the fiscal year ending November 30, 2010 and perform other permissible, pre-approved services.

A Deloitte & Touche representative will attend the annual meeting to respond to your questions and will have the opportunity to make a statement. If shareholders do not ratify the appointment, the Audit Committee will reconsider it.

Our Board unanimously recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Independent Auditor’s Fees. The following table summarizes the aggregate fees (including related expenses; $ in thousands) billed and accrued in fiscal 2009 and 2008 for professional services provided by Deloitte & Touche.

	2009	2008
Audit fees(1)	$1,115	$1,281
Audit-related fees(2)	$49	$—
Tax fees	$—	$—
All other fees	$—	$—

Total	$1,164	$1,281

(1)

Audit fees consisted of fees billed and accrued for (i) audits of our consolidated financial statements included in our Annual Reports on Form 10-K and related services, (ii) reviews of the interim condensed consolidated financial statements included in our quarterly financial statements, (iii) comfort letters, consents and other services related to SEC and other regulatory filings, (iv) audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002) and (v) accounting consultations. Audit fees for fiscal 2009 also included auditing services in connection with one primary equity offering.

(2)	In fiscal 2009, audit-related fees consisted of fees billed for tax consultations related to the audit.

Pre-approval Policy of the Audit Committee of Services Performed by Independent Auditors. The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditors to ensure that the services do not impair the auditor’s independence. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent auditors and the estimated fees related to those services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general pre-approval, if it involves a fee in excess of $75,000 or relates to tax planning and advice, it requires a separate pre-approval, which has been delegated to our Chair. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and NYSE rules and regulations.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The charter is available under the “Corporate Governance” link under the “Investor Relations” link at www.mscibarra.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the NYSE and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, Deloitte & Touche, is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held six meetings during the fiscal year ended November 30, 2009. With respect to the fiscal year ended November 30, 2009, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly and annual earnings releases;

•

reviewed and discussed the (i) quarterly unaudited consolidated financial statements and related notes and the (ii) audited consolidated financial statements and related footnotes for the fiscal year ended November 30, 2009 with management and Deloitte & Touche;

•	reviewed and discussed the annual plan and scope of work of the independent auditor;

•	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•	met with Deloitte & Touche, the internal auditor and Company management in executive sessions;

•	reviewed and discussed the critical accounting policies set forth in the Company’s Annual Report on Form 10-K; and

•	reviewed business and financial market conditions, including an assessment of risks posed to MSCI’s operations and financial condition.

We discussed with Deloitte & Touche matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

Deloitte & Touche also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with us concerning independence, and represented that it is independent from the Company. We discussed with Deloitte & Touche their independence from the Company, and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of the Company’s internal control over financial reporting were compatible with maintaining their independence.

During fiscal 2009, we also received regular updates on the amount of fees and scope of audit and audit-related services provided. Pursuant to the pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditors as described above under “Pre-approval Policy of the Audit Committee of Services Performed by Independent Auditors,” we pre-approved the hiring of Deloitte Tax LLP to review the Company’s tax processes.

Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended November 30, 2009 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte & Touche as the Company’s independent auditor for the fiscal year ended November 30, 2010 and are presenting the selection to the shareholders for ratification.

Respectfully submitted,

Scott M. Sipprelle, (Chair)

Benjamin F. duPont

Rodolphe M. Vallee

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance. We believe that all required reports have been timely filed under the SEC’s rules for reporting transactions by executive officers and directors in our common stock.

Certain Transactions. Immediately prior to May 22, 2009, Morgan Stanley held 100.0% of our outstanding class B common stock, which represented approximately 65.7% of the combined voting power of all classes of voting stock and approximately 27.7% of the economic interest in our outstanding common stock, and had been providing certain services to us under agreements we entered into at the time of and following our IPO. During fiscal 2009, we paid $35.9 million to Morgan Stanley under certain of these agreements, the majority of which was related to amounts due under the tax sharing agreement. Please see “Item 1.—Business—The Separation of MSCI from Morgan Stanley” in our Annual Report on Form 10-K, as filed with the SEC on January 29, 2010. On May 22, 2009, Morgan Stanley divested the remainder of its equity interests in MSCI. However, as indicated under “Beneficial Ownership of Common Stock Table—Principal Shareholders” above, Morgan Stanley filed a Schedule 13G/A on February 12, 2010 (amending the Schedule 13G filed on December 10, 2009) that publicly reported that it and its affiliate, MSIM, had acquired more than 5% of our class A common stock, but certified that such acquisition was made in the ordinary course of business and not for the purpose of effecting or influencing a change of control.

On January 20, 2009, we entered into an investment management agreement with MSIM pursuant to which we appointed MSIM to manage our excess cash. The agreement is subject to termination upon 180 days written notice from MSIM or at any time by MSCI. In fiscal 2009, we incurred fees of $0.125 million under this agreement.

In November 2009, Morgan Stanley was the sole underwriter for our offering of 3,795,000 shares of our class A common stock and was paid customary underwriting fees.

From time to time, shareholders that own more than 5% of our class A common stock subscribe to, in the normal course of business, certain of our products. These transactions are negotiated on an arm’s-length basis and contain customary terms and conditions. These transactions are subject to our related Person Transactions Policy described below, but under that policy they do not require Board approval if they are negotiated on an arms-length basis and contain customary terms and conditions.

Morgan Stanley subscribes to, in the normal course of business, certain of our products. For purposes of full disclosure, revenues recognized by us from subscriptions to our products by Morgan Stanley for the fiscal year ended November 30, 2009 were approximately $10.5 million.

Related Person Transactions Policy. Our Board has adopted a written Related Person Transactions Policy (Policy) governing the approval of related person transactions. For purposes of the Policy: (i) a Related Person Transaction means (1) a Transaction involving the Company in which the amount involved exceeds $120,000 in any fiscal year and a Related Person has a direct or indirect material interest and (2) any material amendment or modification to the foregoing, regardless of whether such Transaction previously has been approved in accordance with the Policy; (ii) a Related Person means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of MSCI or a nominee to become a director of MSCI, a person or entity that is known to be the beneficial owner of more than five percent of MSCI voting securities, excluding any beneficial owner that reports its ownership on Schedule 13G pursuant to Rule 13d-1(b) under the Exchange Act (5% Stockholder under the Policy) and the Immediate Family Members (as defined in the Policy) of any of the foregoing; and (iii) a Transaction means any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, including indebtedness, guarantees of indebtedness and transactions involving employment and similar relationships. Under the Policy, the Legal and Compliance Department, in consultation with the General Counsel and outside counsel to the extent appropriate, reviews potential Related Person Transactions to determine if they are subject to review under the Policy and/or disclosure as a Related Person Transaction under rules of the Securities and Exchange Commission. If the Legal and Compliance Department and the General Counsel determine that (1) the proposed Transaction constitutes a Related Person Transaction or (ii) it would be beneficial to further review the Transaction under the Policy, then, in either case, the Transaction is referred to the CEO and the General Counsel or the Nominating and Corporate Governance Committee. Any such Transaction will be referred for approval or ratification to: (i) the CEO and the General Counsel, in the case of a Transaction involving an executive officer (and/or their Immediate Family Members) other than the CEO or the General Counsel; (ii) to the CEO, in the case of a Transaction involving the General Counsel; or (iii) to the Nominating and Corporate Governance Committee, in the case of a Transaction involving a 5% Stockholder, a director, director nominee or the CEO (and/or their Immediate Family Members). In determining whether to approve a Related Person Transaction, the applicable reviewer, as set forth in the preceding sentence, considers all relevant facts and circumstances, including, among other things, the commercial reasonableness of the terms of the proposed Transaction, the benefit to the Company, the availability and/or opportunity costs of alternative Transactions, the materiality and character of the Related Person’s direct or indirect interest, whether the Transaction would impair the independence of a director, if the Related Person is a director, and whether the Transaction would, or would be perceived to, present an improper conflict of interest for the Related Person. All determinations by the CEO and the General Counsel are reported to the Nominating and Corporate Governance Committee at its next meeting. Certain categories of Transaction set forth in the Policy have been determined not to be Related Person Transactions and are not subject to the Policy. These categories of Transactions include, among other things, (i) Transactions between MSCI and any entity in which a Related Person has a relationship solely as a director, a less than 5% equity holder of any entity whose equity securities are publicly traded, a less than 10% holder of an entity whose equity securities are not publicly traded, or an employee (other than an executive officer), (ii) certain compensation agreements approved by the Compensation Committee or Board, as applicable, (iii) Transactions involving terms established on a competitive basis, in the ordinary course of business or comparable to similar terms with unaffiliated third parties; (iv) investments in financial products based on or created with the use of MSCI products and (v) certain indemnification payments. The Nominating and Corporate Governance Committee has authority to oversee the Policy and to amend it from time to time.

Other Business. We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Shareholder Nominations for Director Candidates. The Nominating and Corporate Governance Committee oversees searches for and identifies qualified individuals for membership on MSCI’s Board. The Nominating and Corporate Governance Committee’s written charter requires the Committee to review candidates’ qualifications for membership on the Board or a committee of the Board, including making a specific determination as to the independence of each candidate, based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for Audit Committee membership purposes). The Nominating and Corporate Governance Committee is also required to review the composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience.

Shareholders of record complying with the notice procedures set forth below may make director recommendations for consideration by the Nominating and Corporate Governance Committee. Shareholders may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date that the proxy statement was released to shareholders in connection with the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination at the 2011 annual meeting of shareholders, shareholders must submit the recommendation, in writing, by October 26, 2010. The written notice must demonstrate that it is being submitted by a shareholder of record of MSCI and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. Shareholders must send recommendations to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Gary Retelny, MSCI Inc., Wall Street Plaza, 88 Pine Street, 2nd Floor, New York, New York 10005.

Shareholder Proposals for the 2011 Annual Meeting. Shareholders intending to present a proposal at the 2011 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Corporate Secretary, Gary Retelny, Wall Street Plaza, 88 Pine Street, 2nd Floor, New York, New York 10005. We must receive the proposal no later than October 26, 2010.

Shareholders intending to present a proposal at the 2011 annual meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2011 annual meeting no earlier than December 9, 2010 and no later than January 10, 2011. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

Cost of Soliciting Your Proxy. We will pay the expenses for the preparation and mailing of the proxy materials and the solicitation by the Board of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, and Morrow & Co. LLC. may solicit your proxy, in person or by telephone, mail, facsimile or other means of communication. We will pay Morrow & Co. LLC fees not exceeding $7,500, plus expenses and disbursements.

Shareholders Sharing an Address. Consistent with notices sent to record shareholders sharing a single address, we are sending only one Notice, Annual Report and Proxy Statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the Notice, Annual Report or Proxy Statement as follows:

•

Record shareholders wishing to discontinue or begin householding, should contact our Corporate Secretary, MSCI Inc., Gary Retelny, Wall Street Plaza, 88 Pine Street, 2nd Floor, New York, New York 10005.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•

Any householded shareholder may request prompt delivery of a copy of the Annual Report or Proxy Statement by contacting us at (866) 447-7874 or may write to us at Investor Relations, MSCI Inc., Wall Street Plaza, 88 Pine Street, 2nd Floor, New York, NY 10005. Instructions for requesting such materials are also included in the Notice.

Consent to Electronic Delivery of Annual Meeting Materials. Shareholders can access this Proxy Statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure web site. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the proxy statement and the annual report, electronically in lieu of receiving them by email. To receive materials electronically you will need access to a computer and an email account. To sign up for electronic delivery, when voting using the Internet at www.proxyvote.com, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Registered shareholders that wish to revoke their request for electronic delivery at any time without charge, should contact our Corporate Secretary, MSCI Inc., Gary Retelny, Wall Street Plaza, 88 Pine Street, 2nd Floor, New York, New York 10005 or contact us at (866) 447-7874.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee. You may update your electronic address by contacting your nominee.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 8, 2010: Our Proxy Statement and our Annual Report for the fiscal year ended November 30, 2009 are available free of charge at www.proxyvote.com.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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0000041846_1 R2.09.05.010

MSCI INC.

ATTN: CECILIA AZA

WALL STREET PLAZA

88 PINE STREET

NEW YORK, NY 10005

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 7, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

P.M. Eastern Time on April 7, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

The Board of Directors recommends you vote FOR

the following proposal(s):

1. Election of Directors For Against Abstain

01 Benjamin F. duPont

02 Henry A. Fernandez

03 Alice W. Handy

04 Catherine R. Kinney

05 Linda H. Riefler

06 George W. Siguler

07 Scott M. Sipprelle

08 Rodolphe M. Vallee

The Board of Directors recommends you vote FOR

the following proposal(s): For Against Abstain

2	To ratify the appointment of Deloitte & Touche

LLP as independent auditor

NOTE: Such other business as may properly come

before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,

please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

For address change/comments, mark here.

(see reverse for instructions) Yes No

Please indicate if you plan to attend this meeting

0000041846_2 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/

are available at www.proxyvote.com .

MSCI INC.

Annual Meeting of Shareholders

April 8, 2010 2:30 PM (EDT)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary Retelny and Frederick W. Bogdan, or either of them, as proxies of the undersigned, each with the power of substitution and hereby authorizes them to represent and to vote as designated on the reverse side of this proxy card all of the shares of common stock of MSCI Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of MSCI Inc. to be held on April 8, 2010 at

2:30 PM (EDT), at the offices of Davis Polk & Wardwell LLP at 450 Lexington Ave, 8th fl, New York, NY 10017

and at any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Address change/comments:

Continued and to be signed on reverse side